    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1999


                                       REGISTRATION NOS. 333-82913; 333-82913-01

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           NEWCOURT CREDIT GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            ONTARIO                                                     NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL            (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                                NEWCOURT CENTRE
                              207 QUEENS QUAY WEST
                                   SUITE 700
                        TORONTO, ONTARIO, CANADA M5J 1A7
                                 (416) 507-2400
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL OFFICES)
                            ------------------------

                            AT&T CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

           DELAWARE                                                       22-3211453
(STATE OR OTHER JURISDICTION OF                                        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                                      IDENTIFICATION NUMBER)

                                2 GATEHALL DRIVE
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 606-3500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              SCOTT J. MOORE, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           NEWCOURT CREDIT GROUP INC.
                            AT&T CAPITAL CORPORATION
                                2 GATEHALL DRIVE
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 606-3500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                            M. DAVID GALAINENA, ESQ.
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 558-5600
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED           PROPOSED
                                                             MAXIMUM            MAXIMUM        AMOUNT OF
        TITLE OF EACH CLASS OF           AMOUNT TO BE     OFFERING PRICE       AGGREGATE      REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED         PER UNIT        OFFERING PRICE      FEE(1)
-------------------------------------------------------------------------------------------------------
6.875% Exchange Notes, Series B.         1,000,000,000             100%    1,000,000,000        278,000



(1) Paid at the time of the initial filing of this Registration Statement.


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

          OFFER TO EXCHANGE ALL $1,000,000,000 6.875% NOTES, SERIES B
                             DUE FEBRUARY 16, 2005
                                      FOR
                 $1,000,000,000 6.875% EXCHANGE NOTES, SERIES B
                             DUE FEBRUARY 16, 2005
                                       OF
                           NEWCOURT CREDIT GROUP INC.
       PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST GUARANTEED BY
                            AT&T CAPITAL CORPORATION

                            ------------------------
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                     ON NOVEMBER 17, 1999, UNLESS EXTENDED.

                            ------------------------
Terms of this exchange offer:

      We will exchange all outstanding 6.875% Notes, Series B that are validly tendered and not withdrawn prior to the expiration of this exchange offer.

      You may withdraw tenders of 6.875% Notes, Series B at any time prior to the expiration of this exchange offer.


      This exchange of notes will not be a taxable exchange for U.S. federal income tax purposes, but you should see 'United States Federal Income Tax Considerations' on page 37 for more information.


      We will not receive any proceeds from this exchange offer.


      The 6.875% Exchange Notes, Series B and the outstanding 6.875% Notes, Series B evidence the same indebtedness and are substantially identical, except that the 6.875% Exchange Notes, Series B have been registered under the Securities Act and certain transfer restrictions and registration rights relating to the 6.875% Notes, Series B do not apply to the 6.875% Exchange Notes, Series B.


     The Exchange Notes will be issued by Newcourt Credit Group Inc. The Exchange Notes will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by AT&T Capital. The Exchange Notes are not guaranteed or supported in any way by AT&T Corp. AT&T Capital is not owned by, or an affiliate of, AT&T Corp.
                            ------------------------
     SEE 'RISK FACTORS' BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR NOTES.
                            ------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
    PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
                The date of this prospectus is October 15, 1999.

                            ------------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Where You Can Find More Information...    3
Financial Information.................    4
Recent Developments...................    4
Risk Factors..........................   10
Use of Proceeds.......................   14
Newcourt..............................   14
AT&T Capital..........................   16
The Exchange Offer....................   17

                                        PAGE
                                        ----
Description of the Exchange Notes.....   25
Canadian Federal Income Tax
  Considerations......................   36
United States Federal Income Tax
  Considerations......................   37
ERISA Considerations..................   37
Plan of Distribution..................   38
Legal Matters.........................   39
Experts...............................   39

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus but may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Newcourt and AT&T Capital have filed with the Securities and Exchange Commission a Registration Statement on Form F-4, under the Securities Act of 1933, with respect to the securities and the guarantee of the securities offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. You may read copies of the Registration Statement and the exhibits, without charge, at the SEC's offices, or obtain copies of these documents from the SEC's Public Reference Section, by paying the copying fees.

     Statements made in this prospectus concerning the provisions of any contract, agreement or other document referred to are not necessarily complete. This prospectus incorporates by reference important business and financial information about Newcourt and AT&T Capital that is not included in or delivered with this prospectus. You are urged to read each referenced contract, agreement or other document in its entirety. All the documents are filed as exhibits to the Registration Statement or to documents incorporated by reference in this prospectus.

     Newcourt has elected to 'incorporate by reference' into this prospectus other documents filed with the SEC by Newcourt. As allowed by the SEC, the documents incorporated by reference into this document are considered part of this document. Newcourt and AT&T Capital can disclose important information to you in this document by referring to these other documents.

     Newcourt is subject to the information and reporting requirements of the Securities Exchange Act of 1934. Newcourt files periodic reports and other information with the SEC. You may read these reports and other information filed by Newcourt, without charge, or obtain copies for a fee, from the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find many of these documents on the SEC's web site at http://www.sec.gov.

     Newcourt incorporates by reference the following documents previously filed with the SEC (File No. 061-14604) and any future filings it will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

         Newcourt's Annual Report on Form 40-F for the year ended December 31, 1998;

         Newcourt's audited consolidated financial statements and the auditors' report thereon for the fiscal years ended December 31, 1998 and 1997 on Form 6-K dated February 26, 1999;

         Newcourt's Management Information Circular of Newcourt dated
         February 26, 1999, except the sections entitled 'Governance and Compensation Committee,' 'Report on Executive Compensation,' 'Corporate Governance' and the 'Share Performance Graph' on Form 6-K;

         Newcourt's Form 6-K filed March 8, 1999;

         Newcourt's Form 6-K filed March 12, 1999;

         Newcourt's Form 6-K filed March 18, 1999;

         Newcourt's Form 6-K filed April 6, 1999;

         Newcourt's Form 6-K filed April 22, 1999;


         Newcourt's unaudited interim financials for the three month period ending March 31, 1999 on Form 6-K filed May 5, 1999;


         Newcourt's Form 6-K filed June 15, 1999;


         Newcourt's unaudited interim financials for the six month period ending June 30, 1999 on Form 6-K filed August 5, 1999;



         Newcourt's Form 6-K filed August 5, 1999;

         Newcourt's Form 6-K filed August 9, 1999;



         Newcourt's Form 6-K filed September 10, 1999; and

         Newcourt's proxy statement relating to the pending
         Newcourt/CIT combination on Form 6-K filed October 15, 1999.


     AT&T Capital was previously subject to the information and reporting requirements of the Exchange Act. However, AT&T Capital is no longer required to file those reports and information. Summarized financial information concerning the company will be included in a footnote to the financial statements contained in Newcourt's Exchange Act reports.

     Information in this prospectus supersedes information incorporated by reference that AT&T Capital or Newcourt filed with the SEC before the date of this prospectus. Information AT&T Capital or Newcourt files later with the SEC will automatically update and, in some cases, supersede this information.


     Copies of the above documents of AT&T Capital or Newcourt may be obtained upon request without charge from Newcourt Credit Group Inc., 207 Queens Quay West, Suite 700, Toronto, Ontario, Canada M5J 1A7 (Telephone Number 416-507-2400), attention: Communications Department. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE DOCUMENTS NO LATER THAN NOVEMBER 10, 1999.


                             FINANCIAL INFORMATION

     Dollar amounts included in this prospectus or incorporated by reference into this prospectus are in either United States dollars ('U.S. $' or '$') or Canadian dollars ('C$').

     Our consolidated financial statements included in this prospectus and in our reports filed pursuant to the Exchange Act are prepared in accordance with accounting principles generally accepted in Canada ('Canadian GAAP'). Differences between Canadian GAAP and accounting principles generally accepted in the United States ('U.S. GAAP') as they affect our financial statements are explained in a note to our audited consolidated financial statements incorporated by reference into this prospectus. On January 1, 1999, we began reporting our financial results in U.S. dollars.

                              RECENT DEVELOPMENTS


     On March 8, 1999, Newcourt announced that it had entered into an Agreement and Plan of Reorganization with The CIT Group, Inc. pursuant to which the outstanding common shares of Newcourt will be converted into either common stock of The CIT Group, Inc. or, in the case of shares held by Canadian residents who so elect, into a new class of stock exchangeable into common stock of The CIT Group, Inc. and Newcourt will become a wholly-owned subsidiary of The CIT Group, Inc. On June 15, 1999, Newcourt and The CIT Group, Inc. announced that they had entered into an Amendment to the Agreement and Plan of Reorganization. On
August 5, 1999, Newcourt and The CIT Group, Inc. announced that they had revised their agreement and had entered into an Amended and Restated Agreement and Plan of Reorganization. Completion of the transaction is subject to a number of conditions set forth in the Agreement and Plan of Reorganization, as amended and restated, which is on file with the SEC and which is incorporated by reference herein. The preceding description of the Agreement and Plan of Reorganization, as amended and restated, is qualified in its entirety by reference to the full and complete text of the agreement and we recommend reading the agreement. The parties cannot be certain whether the transaction contemplated by the Agreement and Plan of Reorganization, as amended and restated, will be completed in accordance with the terms thereof. See 'Newcourt -- Announced Acquisition of Newcourt' herein. Additionally, you should not assume that The CIT Group, Inc. will guarantee the notes offered hereby if the business combination transaction with The CIT Group, Inc. is completed.


                                    NEWCOURT

OVERVIEW


     Newcourt was formed in 1984 as an investment bank which originated and structured asset based financings for the corporate and institutional asset finance market and syndicated such financings to Canadian financial institutions. In 1988, Newcourt broadened its activities to include vendor and direct equipment financing. Today, Newcourt is one of the world's largest providers of vendor finance and one of the world's largest non-bank commercial asset finance companies, having approximately U.S. $24.6 billion (C$36.2 billion) of owned and managed assets and U.S. $3.1 billion (C$4.6 billion) shareholders' equity at June 30, 1999.


     Newcourt provides asset-based sales and inventory financing for a variety of equipment to both vendors and customers through Newcourt Financial, its commercial finance business. Newcourt also provides asset-based financing for high value assets and related advisory services through Newcourt Capital, its corporate finance business. Newcourt originates asset finance business through innovative financing techniques and provides focused client services and complementary product offerings. Newcourt characterizes its risk management culture as conservative and has a solid credit underwriting performance.

     Newcourt's international origination and servicing capabilities span twenty-six countries around the globe. Newcourt serves clients in Canada, the United States, the United Kingdom, the Asia/Pacific region, Europe, Mexico and South America.

     Newcourt's long-term debt is rated 'Baa3' by Moody's Investors Services Inc. and 'BBB' by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies.

     Newcourt's principal executive offices are located at: Newcourt Centre, 207 Queens Quay West, Suite 700, Toronto, Ontario M5J1AF, telephone number (416) 507-2400.

                                  AT&T CAPITAL

     AT&T Capital, an indirect wholly-owned subsidiary of Newcourt, is a full-service, diversified equipment leasing and finance company that operates principally in the United States. AT&T Capital, through its various subsidiaries, leases and finances a wide variety of equipment, including telecommunications equipment (such as private branch exchanges, telephone systems and voice processing units), information technology equipment (such as personal computers, retail point of sale systems and automated teller machines), general office, manufacturing and medical equipment and transportation equipment. In addition, AT&T Capital provides franchise financing for franchisees and financing collateralized by real estate.

     AT&T Capital's principal executive offices are located at: 2 Gatehall Drive, Parsippany, New Jersey 07054 and its telephone number is (973) 606-3500.

     AT&T Capital's long-term debt is rated 'A - ', 'BBB+', 'Baa3' and 'BBB' by Duff & Phelps Credit Rating Company, Fitch IBCA, Inc., Moody's Investors Services Inc. and Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, respectively.

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus. In particular, you should consider the specific factors set forth under 'Risk Factors' before deciding to tender your notes in the exchange offer.

                               THE EXCHANGE OFFER


Securities Offered...........................  We are offering up to $1,000,000,000 aggregate principal amount of 6.875% Exchange Notes, Series B
                                               due February 16, 2005, which have been registered
                                               under the Securities Act of 1933. The Exchange Notes
                                               evidence the same indebtedness as the notes you
                                               currently own and have substantially identical terms,
                                               except that some transfer restrictions and
                                               registration rights relating to the notes you
                                               currently own do not apply to the Exchange Notes.
The Exchange Offer...........................  We are offering to issue the Exchange Notes in exchange for the notes you currently own on a
                                               dollar-for-dollar basis. The notes you currently own
                                               were not registered with the SEC. We are offering to
                                               issue the Exchange Notes to satisfy our obligations
                                               contained in the registration rights agreement
                                               entered into when the notes you currently own were
                                               originally sold by us. You may take part in this
                                               exchange offer by following the

                                               procedures described in this prospectus under the
                                               heading 'The Exchange Offer.'
Expiration Date..............................  This exchange offer will expire at 5:00 p.m., New
                                               York City time, on November 17, 1999, unless we
                                               extend it.
Tenders......................................  If you decide to exchange your notes for Exchange
                                               Notes, you must acknowledge that you are not engaging
                                               in, and do not intend to engage in, a distribution of
                                               your new Exchange Notes.
Withdrawal...................................  If you decide to exchange your notes, you may change your mind and choose not to take part in this
                                               exchange offer at any time prior to November 17,
                                               1999. If we decide for any reason not to accept any
                                               notes you currently own for exchange, your notes will
                                               be returned without expense to you promptly after the
                                               expiration or termination of this exchange offer.
Conditions to the Exchange Offer.............  The exchange offer is subject to some conditions, which we may waive. Please read the section 'The
                                               Exchange Offer -- Conditions to the Exchange Offer'
                                               of this prospectus for more information regarding
                                               conditions to this exchange offer.
United States Federal Income Tax
  Considerations.............................  Your exchange of the notes you currently own for
                                               Exchange Notes will not result in any gain or loss to
                                               you for United States federal income tax purposes.
                                               See 'United States Federal Income Tax Considerations'
                                               section of this prospectus.
Procedures for Tendering Old Notes...........  See the procedures described in this prospectus under the heading 'The Exchange Offer -- General
                                               Procedures.'
Use of Proceeds..............................  We will receive no proceeds from the exchange of notes for Exchange Notes. For more details, see 'Use
                                               of Proceeds' section.
Exchange Agent...............................  The Chase Manhattan Bank, trustee for the notes, is the exchange agent for this exchange offer. The Chase
                                               Manhattan Bank's address and telephone number are set
                                               forth under the heading 'The Exchange Offer --
                                               Exchange Agent.'
No Dissenters' or Appraisal Rights...........  Holders of notes will not have dissenters' rights or appraisal rights in connection with this exchange
                                               offer. See 'The Exchange Offer -- Appraisal Rights.'


                      CONSEQUENCES OF NOT EXCHANGING NOTES
     If you do not exchange your notes for the Exchange Notes, you will continue to be subject to restrictions on transfer of your notes. The restrictions on transfer of your notes exist because we issued the notes you currently own pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and state securities laws. In general, you may only offer or sell the notes you currently own if they are registered under the Securities Act and state securities laws, or offered and sold pursuant to an exemption from those requirements. We do not intend to register the notes you currently own under the Securities Act.

     In addition, if you take part in this exchange offer for the purpose of participating in a distribution of your new Exchange Notes, your Exchange Notes may be treated as restricted securities. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of your Exchange Notes. To the extent notes are tendered and accepted by us, any trading market for the notes you currently own would be adversely affected.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES


     The Exchange Notes and the notes you currently own evidence the same indebtedness and are identical in all material respects, except that the Exchange Notes are registered with the Securities and Exchange Commission and the transfer restrictions and registration rights relating to the notes you currently own do not apply to the Exchange Notes.


Securities Offered...........................  We are offering up to $1,000,000,000 aggregate principal amount of 6.875% Exchange Notes, Series B
                                               due February 16, 2005.
Guaranty.....................................  The payment of principal, premium, if any, and interest on the Exchange Notes is guaranteed by AT&T
                                               Capital. AT&T Capital is not owned by, and is not
                                               affiliated with, AT&T Corp.
Maturity Date................................  February 16, 2005.
Interest Payment Dates.......................  February 16 and August 16, beginning August 16, 1999.
Ranking and Security.........................  The Exchange Notes will be unsecured obligations of
                                               Newcourt. The Exchange Notes will rank equally in
                                               right of payment with all other unsecured and
                                               unsubordinated indebtedness of Newcourt.
Redemption...................................  We do not have the option to redeem the Exchange
                                               Notes and the holders of the Exchange Notes will not
                                               have the option to request repayment of the Exchange
                                               Notes prior to February 16, 2005.
Certain Covenants............................  The indenture under which we are issuing the Exchange
                                               Notes contains covenants restricting or limiting our
                                               ability to, among other things:
                                                  merge or consolidate with other companies,
                                                  sell substantially all of our assets, or
                                                  incur some types of liens.
Registration Rights..........................  You will not be entitled to any registration rights in connection with the Exchange Notes.

                      RATIOS OF EARNINGS TO FIXED CHARGES


     The following table sets forth the unaudited historical ratios of earnings to fixed charges for Newcourt for the six month period ended June 30, 1999 and for the years ended December 31, 1994 through 1998.



                                                                           HISTORICAL(1)
                                                   FOR THE SIX               YEAR ENDED
                                                   MONTHS ENDED             DECEMBER 31,
                                                     JUNE 30,     --------------------------------
                                                     1999(1)      1998   1997   1996   1995   1994
                                                     -------      ----   ----   ----   ----   ----
Ratio of earnings to fixed charges...............      1.39       1.47   1.11   1.60   1.53   1.55


------------

(1) Calculated under Canadian GAAP, earnings before income taxes and cumulative effect on prior years of accounting change plus fixed charges (the sum of interest on indebtedness and the portion of rentals representative of the interest factor) divided by fixed charges.

     The following table sets forth the unaudited historical ratios of earnings to fixed charges for AT&T Capital for the six months ended June 30, 1999 and for the years ended December 31, 1994 through 1998.



                                                                           HISTORICAL(1)
                                                   FOR THE SIX               YEAR ENDED
                                                   MONTHS ENDED             DECEMBER 31,
                                                     JUNE 30,     --------------------------------
                                                     1999(1)      1998   1997   1996   1995   1994
                                                     -------      ----   ----   ----   ----   ----
Ratio of earnings to fixed charges...............      1.25       1.35   1.07   1.60   1.50   1.62


------------

(1) Calculated under U.S. GAAP, earnings before income taxes and cumulative effect on prior years of accounting change plus fixed charges (the sum of interest on indebtedness and the portion of rentals representative of the interest factor) divided by fixed charges. Fixed charges do not include distributions on company-obligated preferred securities of the company's subsidiaries. Prior to October 1, 1996, a portion of the company's indebtedness to AT&T Corp. did not bear interest.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF NEWCOURT


     The following selected financial information has been derived from the consolidated financial statements of Newcourt for the six months ended June 30, 1999 and 1998 and for the five years ended December 31, 1998. The information should be read in conjunction with the consolidated financial statements and accompanying notes which are contained in Newcourt's Annual Report filed on Form 40-F for the year ended December 31, 1998, incorporated into this prospectus.


                     SELECTED SUMMARY FINANCIAL INFORMATION
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)(1)


                                      FOR THE SIX MONTHS
                                        ENDED JUNE 30,                             YEAR ENDED DECEMBER 31,
                                   -------------------------   ----------------------------------------------------------------
                                   1999(9)(10)     1998(8)     1998(2)(8)     1997(8)         1996(8)      1995(8)     1994(8)
                                   -----------     -------     ----------     -------         -------      -------     -------
                                        $             $             $            $               $            $           $
INCOME STATEMENT DATA
Securitization and syndication
  fees..........................   $   154,168   $   127,749   $   291,300   $  121,668      $   56,380   $   28,589   $ 22,124
Net income from affiliated
  companies and management
  fees..........................   $   171,818   $    67,526   $   148,630   $   29,154      $   20,422   $   11,663   $  5,599
Net finance income..............   $   206,928       241,551   $   525,612   $   54,346      $   33,752   $   19,127   $ 10,264
                                   -----------   -----------   -----------   ----------      ----------   ----------   --------
Total asset financial income....   $   532,914   $   436,826   $   965,542   $  205,168      $  110,555   $   59,379   $ 37,987
Operating income................   $   162,885   $   120,372   $   304,170   $   76,719(3)   $   41,332   $   23,477   $ 15,856
Net income......................   $    97,731   $    72,256   $   189,661   $   23,466      $   32,654   $   18,946   $ 12,072
Earnings per Common and Special
  Share(4)(5)(6)................   $      0.66   $      0.52   $      1.33   $     0.86(3)   $     0.62   $     0.49   $   0.39
Fully diluted earnings per
  Common and Special
  Share(6)(7)...................   $      0.66   $      0.52   $      1.33   $     0.34      $     0.62   $     0.49   $   0.39



                                        AS AT JUNE 30,                                AS AT DECEMBER 31,
                                   -------------------------   ----------------------------------------------------------------
                                   1999(9)(10)     1998(8)     1998(2)(8)     1997(8)         1996(8)      1995(8)     1994(8)
                                   -----------     -------     ----------     -------         -------      -------     -------
                                        $             $             $            $               $            $           $
BALANCE SHEET DATA (8)
Total assets....................   $15,631,455   $12,499,607   $15,352,957   $3,983,717      $1,426,078   $  876,305   $472,897
Debt............................   $11,846,438   $ 8,607,684   $11,607,184   $1,797,478      $1,025,742   $  684,189   $333,026
Shareholders' equity(4)(5)......   $ 3,102,656   $ 2,905,930   $ 3,018,305   $1,972,520      $  332,416   $  157,978   $103,709

                     SELECTED SUMMARY FINANCIAL INFORMATION
        (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)(1)


                                       FOR THE SIX MONTHS
                                         ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                    -------------------------   --------------------------------------------------------
                                    1999(9)(10)      1998        1998(2)       1997        1996        1995       1994
                                    -----------      ----        -------       ----        ----        ----       ----
                                        C$            C$            C$          C$          C$          C$         C$
INCOME STATEMENT DATA
Securitization and syndication
  fees............................  $   230,067   $   198,275      452,119     188,837      87,506      44,372    34,338
Net income from affiliated
  companies and management fees...  $   256,407   $   104,805      230,685      45,249      31,697      18,102     8,690
Net finance income................  $   308,802   $   374,904      815,787      84,349      52,386      29,686    15,930
                                    -----------   -----------   ----------   ---------   ---------   ---------   -------
Total asset financial income......  $   795,275   $   677,984    1,498,591     318,435     171,589      92,160    58,958
Operating income..................  $   243,076       186,824      472,093     119,074(3)    64,150     36,438    24,610
Net income........................  $   145,845   $   112,144      294,367      36,421      50,681      29,405    18,737
Earnings per Common and Special
  Share(4)(5)(6)..................  $      0.98   $      0.81         2.06        1.33(3)      0.96       0.76      0.60
Fully diluted earnings per Common
  and Special Share(6)(7).........  $      0.98   $      0.81         2.06        0.52        0.96        0.76      0.60



                                         AS AT JUNE 30,                            AS AT DECEMBER 31,
                                    -------------------------   --------------------------------------------------------
                                    1999(9)(10)      1998        1998(2)       1997        1996        1995       1994
                                    -----------      ----        -------       ----        ----        ----       ----
                                        C$            C$            C$          C$          C$          C$         C$
BALANCE SHEET DATA
Total assets......................  $23,058,644   $19,400,291   23,828,895   6,183,016   2,213,376   1,360,088   733,970
Debt..............................  $17,475,200   $13,359,745   18,015,185   2,789,816   1,592,026   1,061,911   516,881
Shareholders' equity(4)(5)........  $ 4,573,345   $ 4,510,213    4,684,627   3,061,493     515,934     245,194   160,964


------------

 (1) Certain amounts have been reclassified to conform to the presentation adopted in the current year.

 (2) The increase in the amounts reflected in the selected financial information for 1998 as compared to 1997 was primarily attributable to the inclusion of AT&T Capital Corporation, which was acquired by Newcourt in 1998.

 (3) Before pre-tax restructuring charges of U.S. $66.4 million (C$103.0 million).

 (4) Based on the weighted average number of Common Shares and Special Shares outstanding during the period.

 (5) On November 30, 1995, 1,611,000 Special Shares were converted into 1,611,000 Common Shares. On December 27, 1995, 1,411,675 Special Shares were converted into 1,411,675 Common Shares. On July 2, 1996, the remaining 199,325 Special Shares were converted into 199,325 Common Shares. On December 11, 1995, Newcourt redeemed and cancelled all issued and outstanding Preference Shares.

 (6) Effective April 14, 1997, Newcourt subdivided on a two-for-one basis all of Newcourt's issued and outstanding Common Shares and all of Newcourt's Common Shares reserved for issuance. The Selected Summary Financial Information set out in the above table has been adjusted to reflect the stock split.

 (7) Based on the weighted average number of Common Shares and Special Shares outstanding during the period after giving effect to the exercise of outstanding stock options and any other dilutive item.


 (8) Since Newcourt had adopted the U.S. dollar as its reporting currency effective January 1, 1999, Newcourt's historical financial information has been converted to U.S. dollars using the December 31, 1998 exchange rate of .6443. As of October 14, 1999, the Canadian to U.S. dollar exchange rate was 0.6752.



 (9) Since Newcourt had adopted the U.S. dollar as its reporting currency effective January 1, 1999, the selected financial data regarding the income statement and earnings per share data; total assets and debt; and shareholders' equity has been converted to Canadian dollars using the six month weighted average exchange rate of 0.6701; the June 30th exchange rate of 0.6779 and the historical exchange rate, respectively. As of October 14, 1999, the Canadian to U.S. dollar exchange rate was 0.6752.



(10) In March 1999, Newcourt recorded a one-time pre-tax gain of U.S. $56.6 million (C$85.9 million) arising from its unwinding of certain currency hedges no longer required following the change in Newcourt's reporting currency to U.S. dollars from Canadian dollars. During the second quarter, Newcourt realized a one time pre-tax gain of U.S. $34.3 (C$50.5) from the sale of its automobile fleet leasing business in Canada and the U.K.

                                  RISK FACTORS

     You should give careful consideration to the following risk factors, in addition to the other information included or incorporated by reference in this prospectus. To the extent any of the information in this prospectus constitutes a 'forward-looking statement' for purposes of Section 21E of the Exchange Act or
Section 27A of the Securities Act, the risk factors set forth below are meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated in forward-looking statements. We cannot be certain that our actual results will not materially differ from those anticipated in forward-looking statements contained in this prospectus.

     Before you participate in this exchange offer, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as other information contained in this prospectus in evaluating your participation in the exchange offer.


PENDING COMBINATION WITH THE CIT GROUP, INC. COULD DISTRACT NEWCOURT FROM ITS BUSINESS AND RESULT IN LOSS OF PERSONNEL AND DISRUPTION OF OPERATIONS

     Newcourt has entered into an agreement providing for a business combination with The CIT Group. See 'Prospectus Summary -- Recent Developments.' Although we are not certain that the proposed business combination of CIT and Newcourt will be completed, preparing for the completion of this combination and, if completed, integration of Newcourt and The CIT Group will require a substantial amount of management's time. Diversion of management attention from Newcourt's existing business as well as problems that may arise in connection with the integration of Newcourt's and The CIT Group's operations may have a material adverse impact on Newcourt's revenues and results of operations. The integration of Newcourt and The CIT Group may result in additional expenses which could negatively impact Newcourt's results of operations. Further, the uncertainty created by the combination may result in the loss of management and other employees. The unavailability of these people and the resulting disruption in Newcourt's operations could have a material adverse effect on Newcourt's business. See 'Newcourt -- Announced Acquisition of Newcourt.'

     The proposed transaction involves the integration of two companies that have different corporate cultures and that have previously operated independently. In addition, the composition of the combined company's management will be new. The success of the combined company will depend to a significant degree on the compatability of key executives and its ability to retain highly-skilled personnel. It is not certain that the two companies will be able to integrate their operations without encountering difficulties, including incompatability of key executives, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in systems, standards, procedures and policies.


NEWCOURT'S AND AT&T CAPITAL'S AVAILABILITY AND COST OF FUNDS FOR OPERATION OF THEIR BUSINESS MAY SUFFER ADVERSELY DUE TO FACTORS BEYOND THEIR CONTROL

     Each of Newcourt's and AT&T Capital's business requires substantial amounts of cash to support growth and operations. Any number of factors which are beyond our control, such as credit ratings, interest rates, general economic conditions and the perception of Newcourt's and AT&T Capital's business, results of operations, leverage, financial condition and business prospects, may affect the ability of Newcourt and AT&T Capital to obtain funds and the cost of these funds. Further, each of Newcourt and AT&T Capital may now, or in the future become, subject to restrictions as a result of our participation in other debt financing transactions. These restrictions might also affect the amount of cash available to us to operate our respective businesses. While Newcourt and AT&T Capital each continue to obtain new sources of funding, we cannot be certain that cash in an amount sufficient to fund the operations of our respective businesses will always be available.

NEWCOURT'S AND AT&T CAPITAL'S BUSINESS MAY SUFFER ADVERSELY UPON ANY DOWNGRADE IN THEIR DEBT RATINGS

     Newcourt's long-term debt is rated 'Baa3' by Moody's Investors Services Inc. and 'BBB' by Standard & Poor's Ratings Services. AT&T Capital's long-term debt is rated 'A - ,' 'BBB+,' 'Baa3' and 'BBB' by Duff & Phelps Credit Rating Co., Fitch IBCA, Inc., Moody's Investors Services Inc. and Standard & Poor's Ratings Services, respectively. We cannot be certain that any of these ratings agencies will not, at any time, change these ratings. In the event any ratings were lowered, this downgrading would: (1) result in relatively higher borrowing costs, (2) reduce access to traditional funding sources and (3) reduce competitiveness, particularly if any such assigned rating is in a generic rating category that signifies that the debt is less than investment grade. In addition, if our debt ratings are downgraded to ratings below investment grade, such downgrading could result in the termination of our Lucent agreement. Any such downgrading could have an adverse effect on Newcourt's or AT&T Capital's business and a negative impact on the value of the Exchange Notes offered by this prospectus.

NEWCOURT AND AT&T CAPITAL DEPEND ON SECURITIZATION PROGRAMS TO PROVIDE FINANCING AND MAY SUFFER ADVERSE FINANCIAL CONSEQUENCES UPON ANY DELAY OR DECREASE IN THEIR ABILITY TO FINANCE ASSETS THROUGH SECURITIZATION PROGRAMS

     Newcourt and AT&T Capital each sell financial assets ('securitizations') and retain an interest in those financial assets. Our securitization transactions are structured as both private conduit programs and the sale of publicly offered securities. These transactions allow each of Newcourt and AT&T Capital to record securitization gains, manage its respective leverage ratio and to transfer credit risk. Any delay or decrease in the sale of finance assets and/or an increase in the actual defaults from that expected may cause Newcourt's and AT&T Capital's net income and leverage to be adversely affected. Any delay in the securitization of finance receivables may cause leverage to fluctuate, postpone the recognition of the gain on such finance receivables and cause our net income to fluctuate from period to period.

NEWCOURT AND AT&T CAPITAL OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND COMPETE AGAINST ENTITIES WITH SUBSTANTIAL CAPITAL AND RESOURCES

     The equipment leasing and finance industry in which Newcourt and AT&T Capital operate is highly competitive and is undergoing a process of consolidation. As a result, certain of our competitors' relative cost bases have been reduced. We compete with these companies through price (including the ability to control costs), risk management, innovation and customer services. Principal cost factors include the cost of funds, the cost of selling to or obtaining new end-user customers and vendors and the cost of managing portfolios.

     Our competitors include captive or related leasing companies (such as General Electric Capital Corporation and IBM Credit Corporation), independent leasing companies (such as Comdisco, Inc.), certain banks engaged in leasing, lease brokers and investment banking firms that arrange for the financing of leased equipment, and manufacturers and vendors which lease their own products to customers. In addition, we compete with all banking and other financial institutions, manufacturers, vendors and others who extend or arrange credit for the acquisition of equipment and in a sense, with end-users' available cash resources to purchase equipment that Newcourt or AT&T Capital may otherwise finance. Many of our competitors are large companies that have substantial capital, technological and marketing resources; some of these competitors are significantly larger than we are and have access to borrowings at a lower cost than we do. In addition, we may not have, in the immediate future, access to sufficient U.S. federal tax capacity to pursue efficiently U.S. tax based lease financing.

CHANGES IN RELATIONSHIPS WITH MAJOR VENDORS COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

     A significant portion of Newcourt's and/or AT&T Capital's consolidated net income is attributable to the financing provided by major vendor relationships, including those with Lucent Technologies, Inc., Dell Corporation, Snap-on Incorporated, Western Star Trucks Inc. and Yamaha Corporation, with respect to products manufactured or distributed by them and, to a lesser extent, to Lucent as an end-user, primarily with respect to the lease of information technology and other equipment or vehicles.

     Newcourt's and AT&T Capital's commercial relationships with these and other major vendors are governed by formal agreements. Although Newcourt and AT&T Capital intend to seek to maintain and improve their existing relationships with these and other major vendors, we cannot be certain that any agreement with these and other major vendors will be extended beyond their respective termination dates. Further, if they are extended, we cannot be certain that the terms and conditions of future agreements with our major vendors will be as beneficial to Newcourt and AT&T Capital. If we fail to renew any of those agreements or change the terms of the agreements with our major vendors, this may have a material adverse effect on Newcourt and AT&T Capital.

     In addition, these agreements may contain provisions which allow these vendors to terminate their respective agreement. The agreement with Lucent contains provisions which allow Lucent to terminate the agreement prior to its termination date. If the agreement with Lucent is terminated, the results of operations of Newcourt and AT&T Capital could be adversely affected.

NEWCOURT AND AT&T CAPITAL HAVE UNLIMITED LIABILITY UNDER GUARANTEES ISSUED

     NEWCOURT GUARANTEE. Newcourt has fully and unconditionally guaranteed (the 'Newcourt Guarantee') the payment of any present and future principal, indebtedness for borrowed money incurred by AT&T Capital or by any other person whose debts AT&T Capital has guaranteed, except for (1) any indebtedness for borrowed money where the terms of that indebtedness specifically provide that repayment is not guaranteed by Newcourt; and (2) any indebtedness, (a) for borrowed money secured by liens on, or payable solely from the income and proceeds of, any property of AT&T Capital or any of its subsidiaries and (b) which is not a general obligation of AT&T Capital.


     Newcourt's liability under the Newcourt Guarantee is unlimited in amount and absolute and unconditional in that defenses based on the lack of validity or the unenforceability of the AT&T Capital debt or any defense or counterclaim available to AT&T Capital will not be available to Newcourt. Because Newcourt expects to guarantee future AT&T Capital debt, as well as amendments, supplements, restatements or replacements of existing AT&T Capital debt, the total outstanding principal amount of AT&T Capital debt to be guaranteed by Newcourt is expected to increase in the future. The aggregate principal amount of AT&T Capital debt was U.S. 8.9 billion (C$13.2 billion) as of June 30, 1999.



     AT&T CAPITAL GUARANTEE. In connection with Newcourt's acquisition of AT&T Capital, AT&T Capital guaranteed the payment of certain indebtedness and liquidity facilities issued, guaranteed or entered into by Newcourt for the benefit of the holders of the Newcourt debt securities. The amount of Newcourt debt securities covered by AT&T Capital's guarantee was U.S. $2.3 billion (C$3.4 billion) at June 30, 1999. Because AT&T Capital's guarantee covers Newcourt's future indebtedness in addition to the current Newcourt debt securities, the aggregate outstanding principal amount of the Newcourt debt securities to be covered by AT&T Capital's guarantee is expected to increase in the future.


     The liability of AT&T Capital under AT&T Capital's guarantee is unlimited in amount and absolute and unconditional in that defenses based, among other things, on the lack of validity or the unenforceability of the Newcourt debt securities or any defense or counterclaim available to Newcourt will not be available to AT&T Capital.

AT&T CAPITAL'S GUARANTEE MAY BE VOIDABLE BY A BANKRUPTCY COURT

     As stated above, AT&T Capital, Newcourt's subsidiary, will guarantee the repayment of the Exchange Notes. If a court in a lawsuit by an unpaid creditor or representative of creditors of AT&T Capital were to find that, at the time AT&T Capital issued its guarantee, AT&T Capital was insolvent, or was rendered insolvent by reason of the incurrence of its obligation under the guarantee, was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or that AT&T Capital intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured or intended to hinder, delay, or defraud its creditors, such court could, under state or federal fraudulent transfer law, avoid the guarantee and order that any payments made by AT&T Capital pursuant to the guarantee be returned to AT&T Capital or to a fund for the benefit of its creditors. A court could also subordinate the guarantee to all existing and future indebtedness of AT&T Capital, the effect of which would be to entitle AT&T Capital's other creditors to be paid in full before any payment could be made on AT&T Capital's guarantee of the Exchange Notes. Newcourt and AT&T Capital believe that the issuance of the guarantee by AT&T Capital will not render AT&T Capital insolvent; however, we are not certain that a court would agree with that belief or that a court would not void AT&T Capital's guarantee on grounds other than insolvency.

ALLOWANCE FOR CREDIT LOSSES MAY NOT BE ADEQUATE; ESTIMATED RESIDUAL VALUES MAY NOT BE REALIZED

     In connection with origination of finance receivables, capital leases and operating leases, Newcourt and AT&T Capital are subject to the risk that our allowances for credit losses may not be enough to cover ultimate losses. If our allowance is not adequate to cover our credit losses actually incurred, Newcourt's and AT&T Capital's results of operations and financial condition may be materially adversely affected. In addition, the estimated residual values may not be realized at the end of the lease terms and realization of these residual values has historically been a significant element of the net income of AT&T Capital. If Newcourt and/or AT&T Capital fail to realize the estimated residual values, their results of operations and financial constitution may be materially adversely affected.

NEWCOURT IS SUBJECT TO SIGNIFICANT FOREIGN CURRENCY EXCHANGE RISK


     Newcourt operates in twenty-six countries and, as a result, is subject to the effects of fluctuations in foreign currency exchange rates. If these foreign currency exchange rates move adverse to Newcourt's reporting currency, it could have a material adverse impact on Newcourt's financial position and results of operations.




UNCERTAINTY AS TO READINESS FOR YEAR 2000 AND POTENTIAL ADVERSE EFFECT ON FINANCIAL PERFORMANCE

     The 'Year 2000 issue' arises from widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Newcourt and AT&T Capital are addressing the Year 2000 issue from a global perspective. In early 1998, we established a global Year 2000 Program Office to provide oversight from both a business and technical perspective. The program coordinates vendors, consultants and regional Year 2000 resources. We converted our critical systems in 1998. We will convert remaining systems and conduct compliance testing and certification in 1999. We plan to consolidate our operations onto a limited set of identified Year 2000 compliant systems in order to achieve operational efficiencies and to minimize any potential problems or costs due to the Year 2000 issue. We do not anticipate that the total cost of these Year 2000 compliance activities will be material to our financial position or results of operations in any given year. However, we cannot be certain that our compliance activities will be sufficient to address all possible effects of the Year 2000 issue. Significant Year 2000 failures in Newcourt's or AT&T Capital's systems or in the systems of third parties (or third parties upon whom they depend) could have a material adverse effect on Newcourt's or AT&T Capital's, respectively, financial condition and results of operations.

THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES


     We do not intend to list the Exchange Notes on any securities exchange. The notes you currently own are eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. Market making activity, if any, may be limited during the exchange offer.

THE CONSEQUENCE OF FAILURE TO EXCHANGE YOUR NOTES FOR EXCHANGE NOTES IS CONTINUED RESTRICTIONS ON YOUR ABILITY TO RESELL YOUR NOTES

     If you do not exchange your notes for the Exchange Notes pursuant to the exchange offer, you will continue to be subject to restrictions on transfer of your notes. The restrictions on transfer of your notes arise because we issued the notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the notes under the Securities Act. In addition, if you exchange your notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent notes are tendered and accepted in the exchange offer, the trading market, if any, for the notes would be adversely affected.


ENFORCEABILITY OF LIABILITIES AND SERVICE OF PROCESS



     Newcourt is incorporated and has its principal executive office in Canada. Some of its directors and officers reside outside the United States and a material portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Newcourt or such persons with respect to matters arising under the Securities Act, or to enforce against them judgments of courts of the United States whether or not predicated upon the civil liability provisions of the federal securities or other laws of the United States or any state thereof. Newcourt will irrevocably submit to the jurisdiction of any court sitting in the State of New York with respect to any action or proceeding by a holder of Notes.


OTHER RISKS

     You should carefully review the risk factors described in the other documents we file from time to time with the Canadian securities regulatory authorities and the SEC, including those risk factors set forth in Form 40-F relating to our Annual Report to the Shareholders for the year ended December 31, 1998.

                                USE OF PROCEEDS

     Newcourt will not receive any proceeds from this exchange offer. We used the net proceeds received from the offering of the notes (approximately U.S. $990.6 million, after deducting the estimated expenses of the offering of the notes) primarily to finance installment sale and lease agreements with respect to direct financing programs and to repay some of our debts including Newcourt debt securities as they became due.

                                    NEWCOURT

BUSINESS

     Newcourt possesses asset management and processing skills, systems capabilities, a broad range of clients, a solid credit underwriting performance and a consistent operating history. Newcourt originates asset finance business through innovative financing techniques. We provide focused client services and complementary product offerings. Newcourt has a conservative risk management culture.

     Newcourt has organized its activities and operations around three core businesses: (1) Newcourt Financial; (2) Newcourt Capital; and (3) Newcourt Services.

           Newcourt Financial. Newcourt Financial, our commercial finance business, provides asset-based sales and inventory financing for a variety of equipment to both vendors and customers. Newcourt Financial offers these services through select strategic relationships with equipment manufacturers, dealers and distributors and certain professional associations and organizations. Newcourt Financial's strategy focuses on the creation, maintenance and enhancement of vendor programs ensuring its position as the premier provider of global asset based financial products.

             Newcourt Financial focuses on the following sectors:

                 Transportation and Industrial Finance -- provides inventory and term financing in North America in the transportation, construction, industrial and fleet vehicle leasing marketplaces;

                 Technology Finance -- provides direct and vendor financing in North America to manufacturers, distributors and resellers of information technology hardware and software and to their customers;

                 Telecommunications Finance -- provides vendor financing in North America to the telecommunication industry under an exclusive international vendor program with Lucent Technologies Inc.;

                 Business Finance -- provides asset-based sales and inventory financing to vendors and customers in the commercial, industrial, health care and retail finance markets in North America;

                 Specialty Finance -- provides a variety of financial products to the small business and health care markets in North America through micro-balance leasing, government supported (SBA and SBLA) programs and intermediary financial services;

                 Technology Services -- provides other Newcourt business units with the ability to underwrite operating leases and rental products for the information technology business sector; and

                 International/Joint Ventures and Operations -- provides specialized support in Europe, Asia Pacific and Latin America for Newcourt's established vendor programs and develops and manages dedicated joint venture structures.

           Newcourt Capital. Newcourt Capital is our corporate finance business which provides asset-based financing for high value assets as well as related advisory services. Newcourt Capital's customers include equipment manufacturers, corporate clients, governments and public sector agencies. Newcourt Capital works with a growing list of international clients, including major corporations, governments and agencies. Newcourt Capital focuses on the following sectors:

                 Aerospace Finance -- provides financial services in Canada, the United States and Europe to both the commercial aviation market, with an emphasis on the regional airline industry, and the general aviation market, with an emphasis on the corporate aircraft and helicopter market segments;

                 Rail Finance -- provides financing and advisory services to railroads and industrial rail shippers in Canada and the United States;

                 Public Sector Finance -- provides financing and advisory services in Canada, the United Kingdom and internationally to governments, public sector agencies and corporate clients in the infrastructure and institutional health care sectors;

                 Project Finance -- provides limited or non-recourse project specific financing for institutional and corporate clients in North America and the United Kingdom;

                 Structured Finance -- provides structure financing services in Canada, the United States and Europe, including cross-border leases, single investor leases, synthetic leases and off-balance sheet financings;

                 Media and Communications Finance -- provides debt financing services to the communications market and various media sectors in North America;

                 Business Finance -- provides financing in North America for acquisitions, buy-outs and recapitalizations which are done in conjunction with existing management teams and/or established financial buyers of companies.

           Newcourt Services. Newcourt Services is our service business responsible for providing cost effective control, growth and support services to Newcourt Financial and Newcourt Capital. Newcourt Services consists of the following corporate functions: Treasury, Credit and Risk Management, Financial Reporting and Administration, Human Resources, Communications & Marketing, Tax Planning and Compliance, Systems Development, and Quality Assurance.

     Newcourt's long-term debt is rated 'Baa3' by Moody's Investors Services Inc. and 'BBB' by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies.

ANNOUNCED ACQUISITION OF NEWCOURT


     On March 8, 1999, Newcourt announced that it had entered into an Agreement and Plan of Reorganization with The CIT Group, Inc. pursuant to which the outstanding common shares of Newcourt will be converted into either common stock of The CIT Group, Inc. or, in the case of shares held by Canadian residents who so elect, into a new class of stock exchangeable into common stock of The CIT Group, Inc. and Newcourt will become a wholly-owned subsidiary of The CIT Group, Inc. On June 15, 1999, Newcourt and The CIT Group, Inc. announced that they had entered into an Amendment to the Agreement and Plan of Reorganization. On
August 5, 1999, Newcourt and The CIT Group, Inc. announced that they had revised their agreement and had entered into an Amended and Restated Agreement and Plan of Reorganization. Completion of the transaction is subject to a number of conditions set forth in the Agreement and Plan of Reorganization, as amended and restated, which is on file with the SEC and is incorporated by reference therein. This description of the Agreement and Plan of Reorganization, as amended and restated, is qualified in its entirety by reference to the full and complete text of the agreement.



     The parties are not certain whether or when the transaction contemplated by the Agreement and Plan of Reorganization, as amended and restated, will be completed. We cannot be certain that the parties will be able to satisfy all of the conditions to the completion of the acquisition of Newcourt by CIT specified in the Agreement and Plan of Reorganization, as amended and restated, or that the transaction will be completed in accordance with the terms of the agreement with CIT.


     Preparing for the consummation of this combination and, if completed, integration of Newcourt and The CIT Group, Inc. will require a substantial amount of management's time. Diversion of management attention from Newcourt's existing business as well as problems that may arise in connection with the integration of Newcourt's and The CIT Group, Inc.'s operations may have a material adverse impact on Newcourt's revenues and results of operations. The integration of Newcourt and The CIT Group may result in additional expenses which could negatively impact Newcourt's results of operations. Further, the uncertainty created by the combination may result in the loss of management and other employees. The unavailability of such persons and the resulting disruption in Newcourt's operations could have a material adverse effect on Newcourt's business.




                                  AT&T CAPITAL

     AT&T Capital is a full-service, diversified equipment leasing and finance company that operates principally in the United States and also has operations in the Asia/Pacific region, Mexico and South America. AT&T Capital is one of the largest equipment leasing and finance companies in the United States and is the largest lessor of telecommunications equipment in the United States, in each case, based on the aggregate value of equipment leased or financed.

     AT&T Capital, a Delaware corporation, is a wholly owned subsidiary of Newcourt Credit Group USA Inc., which in turn is a wholly owned subsidiary of Newcourt. AT&T Capital, through certain of the originators, leases and finances a wide variety of equipment, including telecommunications equipment (such as private branch exchanges, telephone systems and voice processing units), information technology equipment (such as personal computers, retail point of sale systems and automated teller machines), general office, manufacturing and medical equipment, and transportation equipment. In addition, the group provides franchise financing for franchises and financing collateralized by real estate. As of December 31, 1998, AT&T Capital consolidated portfolio assets (investment in finance receivables, capital leases and operating leases) were comprised of, or collateralized by, general equipment, information technology equipment, telecommunications equipment, loans secured by real estate and transportation equipment. AT&T Capital's leasing and financing services are marketed (i) to customers of equipment manufacturers, distributors and dealers with which AT&T Capital has a marketing relationship for financing services and (ii) directly to end-users of equipment. AT&T Capital's approximately 500,000 customers include large global companies, small and mid-sized businesses and federal, state and local governments and their agencies.


     As of June 30, 1999, AT&T Capital had, on a consolidated basis, total assets of U.S. $10.4 billion, total liabilities of U.S. $9.5 billion and net income for the six months ended June 30, 1999 of U.S. $50.8 million.


     As of December 31, 1998, AT&T Capital had, on a consolidated basis, total assets of U.S. $10.8 billion, total liabilities of U.S. $9.9 billion and net income for the year ended December 31, 1998 of U.S. $97.5 million.

     AT&T Capital was founded in 1985 by AT&T Corp. as a captive finance company to assist AT&T Corp.'s equipment marketing and sales efforts by providing its customers with sophisticated financing. AT&T Capital is no longer owned in part or affiliated with AT&T Corp.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The sole purpose of this exchange offer is to fulfill our obligations with respect to the registration of the notes.

     We will keep this exchange offer open for at least 20 business days. If you take part in this exchange offer, you will receive an Exchange Note in the same principal amount as each note you surrender to us. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered notes or, if no interest has been paid on the tendered note, from the date of the original issue of the tendered note.

     Under existing SEC interpretations, the Exchange Notes would in general be freely transferable after the exchange offer without further compliance with the registration and prospectus delivery requirements under the Securities Act. However, any purchaser of the notes who is an affiliate of Newcourt or AT&T Capital or who intends to participate in this exchange offer for the purpose of distributing Exchange Notes will not be able to tender any notes in the exchange offer, and those purchasers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless the sale or transfer is made under an exemption from such requirements. Moreover, a broker-dealer who acquired notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of the Exchange Notes. Newcourt has agreed for a period of at least 180 days after completion of this exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with a resale of the Exchange Notes. A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to some of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement.

     If you want to replace your notes with Exchange Notes by participating in this exchange offer, you will be required to certify that

     (1) any Exchange Notes you may receive will be acquired in the ordinary course of your business,

     (2) you are not engaged in, and do not intend to engage in, and have no arrangement with any person to participate in the distribution of the Exchange Notes and

     (3) you are not an affiliate of Newcourt or AT&T Capital.

TERMS OF THE EXCHANGE

     We are offering to exchange $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of your notes. This offer is made on the terms and subject to the conditions set forth in this prospectus and the Letter of Transmittal accompanying the registration statement and this prospectus.

     The terms of the Exchange Notes are substantially identical to the terms of your notes except that (1) your ability to transfer the Exchange Notes will not be restricted and (2) you will not be entitled to the same registration rights and liquidated damages provisions as you were prior to this exchange offer, regardless of whether or not you choose to participate in this exchange offer. The Exchange Notes will evidence the same debt as the notes you currently own and will be entitled to the benefits of the Indenture. See 'Description of Exchange Notes.'

     This exchange offer is not conditioned upon any minimum aggregate principal amount of notes being offered by you or accepted by us for exchange.

     Resales. Based on our view of interpretations set forth in no-action letters issued by the SEC, we believe that you may resell or otherwise transfer the Exchange Notes unless you are (1) an affiliate of Newcourt or AT&T Capital,
(2) a broker-dealer who acquired notes directly from Newcourt or AT&T Capital or
(3) a broker-dealer who acquired notes as a result of market making or other trading activities. In connection with a resale of the Exchange Notes, you will not have to comply with the registration and prospectus delivery provisions of the Securities Act so long as you acquire the notes in the ordinary course of your business, and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of your Exchange Notes.

     Resales by broker-dealers. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an 'underwriter' under the Securities Act. As a result, any profit, commissions or concessions received on such a resale may be deemed to be underwriting compensation under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     Broker-dealers who acquired notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended, in connection with resales of Exchange Notes. Newcourt has agreed that, for a period of 180 days after the registration statement is declared effective, it will make this prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes or any other holder that cannot rely upon our interpretations of SEC no-action letters must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Commissions and fees. You will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of your notes.

     Interest. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the notes you currently own, or if no interest has been paid, the initial issuance date of the old notes
(February 16, 1999) at a rate of 6.875% per annum, payable semi-annually on February 16 and August 16 of each year, commencing August 16, 1999.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     This exchange offer expires at 5:00 p.m., New York City time, on November 17, 1999 unless we decide to extend the expiration date. We may extend the exchange offer at any time prior to the expiration date by giving written notice to The Chase Manhattan Bank, as exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the expiration date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During an extension of the exchange offer, all notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.


     The initial exchange date will be the third business day following the expiration date or as soon thereafter as practicable. We expressly reserve the right to (1) terminate the exchange offer and not accept any notes for any reason, including if any of the events set forth below under ' -- Conditions to the Exchange Offer' shall have occurred and (2) amend the terms of this exchange offer in any manner, whether before or after any tender of notes. If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the notes you currently own for Exchange Notes on the third business day following the expiration date or as soon thereafter as practicable.

HOW TO TENDER

     You may tender your notes for exchange by following the procedures outlined below. By tendering your notes, you are agreeing to the terms and conditions contained in this prospectus and the Letter of Transmittal.

GENERAL PROCEDURES

     You may tender your notes by either:

          (1) completing and signing the Letter of Transmittal and delivering it by mail or facsimile (unless an agent's message (as defined below) is transmitted in lieu thereof), together with your notes and any required signature guarantees (or a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') pursuant to the procedure described below), to The Chase Manhattan Bank, acting as the exchange agent, at its address set forth under the heading ' -- Exchange Agent' herein before the expiration date, or

          (2) complying with the guaranteed delivery procedures described below.

     If the Exchange Notes are to be issued (and any untendered notes are to be reissued) in the name of the registered holder of the notes and that holder has signed the Letter of Transmittal, a signature guarantee is not required. In any other case, your notes must be endorsed or accompanied by written instruments of transfer satisfactory to us signed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible institution, such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an 'eligible institution') that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If you want your notes to be delivered to an address other than that of a registered holder appearing on the note register for the notes you currently own, the signature on the Letter of Transmittal must also be guaranteed by an eligible institution.

     If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your notes you should contact that institution right away and instruct them to tender your notes on your behalf. If you want to tender your notes yourself, you must, prior to completing and executing the Letter of Transmittal and delivering your notes, either make arrangements to register ownership of the notes in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership to your name may take considerable time.

     If you do not provide the exchange agent with your taxpayer identification number and certify that that number is correct, the exchange agent will withhold 31% of the amount payable to you, unless a tax exemption concerning 'backup withholding' otherwise applies. Unless such an exemption applies, you should complete and sign the main signature form and the Substitute Form W-9 which are part of the Letter of Transmittal to avoid such backup withholding.

DELIVERY OF NOTES TO THE EXCHANGE AGENT THROUGH THE DEPOSITORY TRUST COMPANY

     The exchange agent will establish an account for the notes at The Depository Trust Company within two days after delivery of this prospectus to you. Any financial institution that is a participant in The Depository Trust Company system may make book-entry delivery of your notes into the exchange agent's account at The Depository Trust Company. However, you still must either
(1) complete and sign the documents as described above or transmit an agent's message in lieu thereof or (2) follow the guaranteed delivery procedures described below.

     Tenders by book-entry transfer may also be made by delivering an agent's message in lieu of the Letter of Transmittal. The term 'agent's message' means a message, transmitted by The Depository Trust Company to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering Participant, which acknowledgment states that such Participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such Participant.

     YOU ARE RESPONSIBLE FOR DELIVERY OF YOUR NOTES TO US BY THE EXPIRATION DATE. IF YOU ARE SENDING YOUR NOTES BY MAIL, WE RECOMMEND THAT YOU USE INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND THAT YOU MAIL YOUR NOTES WELL IN ADVANCE OF THE EXPIRATION DATE.

FACSIMILE AND GUARANTEED DELIVERY PROCEDURES

     If you want to exchange your notes and your notes are not immediately available or you do not have enough time to get your notes to the exchange agent before the expiration of the offer, you may still participate by complying with the following conditions. An eligible institution, on your behalf, must deliver a duly executed Letter of Transmittal (or facsimile thereof) (or agent's message in lieu thereof) and a letter, telegram or facsimile, a form of which is available from the exchange agent, to the exchange agent prior to the expiration date, which sets forth:

           your name and address;

           the amount of notes you want to exchange;

           the names in which the notes are registered;

           if possible, the certificate numbers of the notes being tendered; and

           a guarantee that, within three NYSE trading days, the notes being exchanged and all other documentation required by the Letter of Transmittal will be delivered to the exchange agent.


     Your tender will be completed once the exchange agent receives your completed Letter of Transmittal (or agent's message in lieu), all other documentation required by the Letter of Transmittal and the notes you currently own.


VALIDITY OF TENDERS

     We will make all decisions as to the validity, form, eligibility, timing and acceptance of all tenders of notes. We reserve the right to reject any or all tenders which are not in the proper form or which we, or our counsel, determine is unlawful. We also reserve the right to waive any of the conditions of this exchange offer. We may choose to accept tenders from some holders despite defects or irregularities in those tenders, and not accept tenders having the same defects or irregularities from other holders. No one has any duty to notify you of any defects or irregularities in your tender. Our interpretation of the terms and conditions of this exchange offer, including the Letter of Transmittal, will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of this exchange offer.

           A party tendering notes for exchange (the 'Transferor') exchanges, assigns and transfers the notes to Newcourt and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact to cause the notes to be assigned, transferred and exchanged.

           The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the notes and to acquire Exchange Notes issuable upon the exchange of such tendered notes, and that, when the same are accepted for exchange, Newcourt will acquire good and unencumbered title to the tendered notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

           The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by Newcourt to be necessary or desirable to complete the exchange, assignment and transfer of tendered notes.

           The Transferor further agrees that acceptance of any tendered notes by Newcourt and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by Newcourt of its obligations under the registration rights agreement and that Newcourt shall have no further obligations or liabilities under that agreement (except in certain limited circumstances).

           All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering notes and executing the Letter of Transmittal or transmitting an agent's message in lieu thereof, you are certifying that any Exchange Notes to be received by you will be acquired in the ordinary course of your business,

           you have no arrangement with any person to participate in the distribution of the Exchange Notes,

           you are not an 'affiliate,' as defined in Rule 405 of the Securities Act, of Newcourt or AT&T Capital, or if you are an affiliate of Newcourt or AT&T Capital, you will comply with the registration and prospectus delivery requirements of the Securities Act, and you are not a broker-dealer, or if you are a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes, or if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for notes that were acquired as a result of market making activities or other trading activities, you will deliver a prospectus in connection with any resale of your Exchange Notes.

WITHDRAWAL RIGHTS

     You may withdraw your tender of your notes at any time prior to the expiration date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the expiration date. Any notice of withdrawal must specify:

          (1) the person named in the Letter of Transmittal as having tendered notes to be withdrawn,

          (2) the certificate numbers of notes to be withdrawn,

          (3) the principal amount of notes to be withdrawn,

          (4) a statement that you are withdrawing your election to have your notes exchanged, and

          (5) the name of the registered holder of the notes.

     Also, the notice of withdrawal must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the notes being withdrawn. The exchange agent will return the properly withdrawn notes promptly after it receives notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by Newcourt, and its determination will be final and binding.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     On the terms and subject to the conditions of this exchange offer, we will accept for exchange notes validly tendered and not withdrawn and we will issue the Exchange Notes on the third business day following the expiration date of the exchange offer or as soon thereafter as practicable. For the purposes of this exchange offer, Newcourt shall be deemed to have accepted for exchange validly tendered notes when, as and if Newcourt has given written notice thereof to the exchange agent.

     The exchange agent will act as your agent for the purposes of receiving Exchange Notes from Newcourt and causing the notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of this exchange offer, the exchange agent will deliver to you Exchange Notes in exchange for your tendered notes accepted for exchange by Newcourt promptly after acceptance by us of such tendered notes. Tendered notes not accepted for exchange by us will be returned without expense: (1) to you; or (2) in the case of notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the procedures described above, such non-exchanged notes will be credited to an account maintained with The Depository Trust Company promptly following the expiration date; or (3) if Newcourt terminates this exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of this exchange offer, or any extension of this exchange offer, Newcourt will not be required to issue Exchange Notes in respect of any properly tendered notes not previously accepted, Newcourt may terminate this exchange offer or, at its option, modify or otherwise amend the exchange offer.

     Newcourt may terminate or modify or otherwise amend the exchange offer as follows:

          (1) Newcourt may terminate the exchange offer by oral (promptly confirmed in writing) or written notice to the exchange agent and by making a timely public announcement communicated by no later than 5:00 p.m. on the next business day following the expiration date, by making a release to the Dow Jones News Service;

          (2) Newcourt may modify or amend the exchange offer, if any of the folllowing occur:

             (a) a lawsuit is threatened, instituted or pending or an injunction, order or decree is issued by any court, governmental agency or regulatory authority, agency or commission that would interfere with, delay, prohibit or seek damages relating to the exchange offer;

             (b) a statute, rule, reglation or order or injunction is sought, proposed, introduced, enacted, promulgated or deemed applicable to this exchange offer by any government, governmental authority, agency or court commission that would delay, prohibit or seek damages relating to the exchange offer or might result in the holders of Exchange Notes having additional obligations relating to resales and transfers of Exchange Notes than described under the heading ' -- Terms of the Exchange' in this section of the Prospectus or otherwise make Newcourt deem it inadvisable to proceed with this exchange offer; or

             (c) a material adverse change occurs in the business, condition, operations or prospects of Newcourt.

     These conditions benefit Newcourt only and not the holders of the notes and only Newcourt may assert these rights with respect to all or any portion of this exchange offer regardless of the circumstances. These rights are available to Newcourt at any time and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend this exchange offer.

     Any determination by Newcourt concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

     In addition, Newcourt will not accept for exchange any notes tendered and no Exchange Notes will be issued in exchange for any tendered notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the exchange agent for this exchange offer. Letters of Transmittal, whether sent by mail, overnight delivery, hand delivery or facsimile must be addressed to the exchange agent at:

                         The Chase Manhattan Bank
                              55 Water Street
                         New York, New York 10041
                         Attention: Carlos Esteves
                            Phone: 212-638-0828
                         Facsimile: 212-638-7380

     DELIVERY TO ANY OTHER ADDRESS, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONE SPECIFIED, WILL NOT BE ACCEPTED AS A VALID DELIVERY.

EXPENSES

     We have not retained any dealer-manager or similar agent in connection with this exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent normal fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with this exchange offer, including the fees and expenses of the exchange agent and printing, accounting, legal fees and miscellaneous expenses will be paid by Newcourt and are estimated to be approximately $620,000.

SOLICITATION OF TENDERS

     No person has been authorized to give any information or to make any representations in connection with this exchange offer other than those contained in this prospectus. If you receive any other information, you should not rely on that information as having been authorized by us. You should not assume that, because of our delivery of this prospectus or any exchange of tendered notes by us, that the information contained in this prospectus regarding Newcourt or AT&T Capital has not changed since the date as of such information is given.

     We are not making this exchange offer in any jurisdiction where to do so would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any action we deem necessary to make this exchange offer in any such jurisdiction in order to extend the exchange offer to holders of notes in such jurisdiction. Where required by applicable law, this exchange offer is being made on our behalf by one or more registered brokers or dealers that are licensed under the laws of that jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THIS EXCHANGE OFFER.



OTHER

     Participation in this exchange offer is voluntary. You should carefully consider whether to accept the terms and conditions described in this prospectus. We urge you to consult your financial and tax advisors in making your decisions on what action to take with respect to this exchange offer.

     Upon the completion of the exchange of notes made as a result of this exchange offer, we will have fulfilled our obligation contained in the terms of the original notes and the registration rights agreement. Holders of the notes who do not tender their original notes in this exchange offer will no longer be entitled to any rights under the registration rights agreement, as that agreement terminates as a result of the making of this exchange offer. All untendered notes will continue to be subject to the restriction on transfer set forth in the Indenture. Upon the completion of this exchange offer, the trading market, if any, for any remaining original notes could be adversely affected.

     We may in the future seek to acquire untendered notes in the open market or privately negotiated transactions, through subsequent exchange offers or in other ways. However, we have no present plan to acquire any notes that are not tendered in this exchange offer.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Exchange Notes constitute a single series and are to be issued under an Indenture dated as of February 15, 1999, among AT&T Capital, Newcourt and The Chase Manhattan Bank, as trustee (the 'trustee'). We have summarized below some provisions of the Indenture. However, you should look to the Indenture for a full description of the terms and conditions of the Exchange Notes. Section references are to sections of the Indenture. Wherever particular provisions of the Indenture are referred to, you should consider those provisions as part of this prospectus.

     The Indenture does not limit the total principal amount of debt securities that may be issued pursuant to the Indenture. The Indenture provides that debt securities may be issued by Newcourt at any time in one or more series. Therefore, additional series of debt securities, other than the notes, may be issued by Newcourt. The Indenture also permits Newcourt to specify the form and terms of the debt securities. Newcourt currently has U.S. $300 million total principal amount of debt securities outstanding, including the notes, under the Indenture.


     The Exchange Notes will be unsecured obligations of Newcourt and will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of Newcourt. At June 30, 1999, Newcourt's consolidated indebtedness, all of which is unsecured and unsubordinated, was approximately U.S. $11.8 billion (C $17.5 billion). The Exchange Notes will, however, be effectively subordinated to the indebtedness and other liabilities of Newcourt's subsidiaries other than AT&T Capital. At June 30, 1999, that indebtedness and other liabilities, including those of AT&T Capital, totaled approximately
U.S. $10.3 billion (C $15.1 billion). At this time, we do not intend or plan to increase the amount of this indebtedness in the future, except in connection with the growth of our business.


PAYMENTS OF PRINCIPAL AND INTEREST


     The Exchange Notes will be limited in total principal amount to U.S. $1,000 million and will mature on February 16, 2005. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the notes you currently own, at 6.875% per annum until the principal is paid or made available to you for payment. Interest will be payable to the person in whose name the Exchange Note is registered at the close of business on the record date with respect to the interest payment date as specified in the Indenture; provided, however, that interest payable at maturity, whether or not the maturity date is an interest payment date, will be payable to the person to whom principal shall be payable. If you hold an Exchange Note that is a book-entry note represented by a global security, all interest payments, except interest due at maturity, will be made to a nominee of The Depository Trust Company. The 'record date' with respect to any interest payment date shall be the date fifteen calendar days prior to that interest payment date.


     Interest on the Exchange Notes will be payable on February 16 and August 16 of each year and at maturity. Interest payments on Exchange Notes shall be the amount of interest accrued from, and including, the date of issue or the last date to which interest has been paid to, but excluding, the next succeeding interest payment date or maturity date, as the case may be. If an interest payment date (other than the maturity date) would otherwise be a day that is not a business day, that interest payment date will be postponed to the next succeeding day that is a business day, except that if that business day falls in the next succeeding calendar month, that interest payment date will be the immediately preceding business day. If the maturity date of the Exchange Notes falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest shall accrue on the payment for the period from and after the maturity date to the date of the payment.

     The Exchange Notes will be issuable as book-entry notes represented by a global security registered in the name of a nominee of The Depository Trust Company as depositary. Except as set forth in 'Book-Entry System' below, book-entry notes will not be issuable as certificates issued in definitive form. The Exchange Notes will be issued in denominations of U.S. $1,000 and any integral multiple of $1,000 in excess thereof.

     We have designated The Chase Manhattan Bank, acting through its principal corporate trust office in New York, New York, as the registrar and transfer agent for the Exchange Notes, as the paying agent for the Exchange Notes and as the authenticating agent for the Exchange Notes.

     Principal and premium, if any, and interest will be payable, and the Exchange Notes will be transferable, at the office of the paying agent, 270 Park Avenue, New York, New York 10017 or at such other place or places as may be designated under the Indenture. However, we may, at our option pay interest other than interest due at maturity by check mailed to registered holders (which, in the case of book-entry notes represented by a global security, will be a nominee of the depositary). At the maturity of the Exchange Notes, the principal, together with accrued interest, will be payable in immediately available funds upon surrender of these Exchange Notes at the office of the trustee at such other place or places as may be designated under the Indenture.

REDEMPTION, REPURCHASE OR REPAYMENT

     We do not have the option to redeem the Exchange Notes and you may not request repayment of the Exchange Notes prior to maturity. We may at any time, subject to applicable law, purchase Exchange Notes at any price in the open market or by other means. We may hold, resell or surrender to the trustee for cancellation any Exchange Notes we purchase.


     However, if we are required to pay an additional amount in accordance with ' -- Certain Covenants -- Payment of Additional Amounts,' we may, on proper notice to you, redeem all the notes and Exchange Notes then outstanding, at their principal amount, together with accrued interest.


BOOK-ENTRY SYSTEM

     Upon issuance, the Exchange Notes will be book-entry notes represented by a single global security. The global security representing the book-entry notes will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of a nominee of the The Depository Trust Company. Except under circumstances described below, book-entry notes will not be exchangeable for certificated notes and will not otherwise be issuable in definitive form.

     THE DEPOSITARY. The depositary has advised us that it is:

           a limited-purpose trust company organized under the New York Banking Law,

           a 'banking organization' within the meaning of the New York Banking Law,

           a member of the Federal Reserve System,

           a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act.

     The depositary's management has advised us that it is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter 'Year 2000 problems.' The depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within the depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which is expected to be complete within appropriate time frames.

     However, the depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom the depositary licenses software and hardware, and third-party vendors on whom the depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The depositary has informed the financial community that it is contacting (and will continue to contact) third-party vendors from whom the depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depositary is in the process of developing such contingency plans as it deems appropriate.

     The depositary holds securities deposited by its participants. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. It thereby eliminates the need for physical movement of securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. (the 'NASD'). Access to the depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     BOOK-ENTRY FORMAT. Upon the issuance of the global security, the depositary will credit on its book-entry registration and transfer system its participants' accounts with their respective principal amounts of the Exchange Notes represented by that global security. The only persons who may own beneficial interests in a global security will be the depositary's participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons other than participants. The laws of some states may require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair your ability to transfer your interest in a book-entry note.

     So long as the depositary or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the global security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a global security will not be entitled to have Exchange Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Exchange Notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the Exchange Notes. None of Newcourt, the trustee, any paying agent or the registrar for such Exchange Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security for such Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that the depositary for the Exchange Notes or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for the Exchange Notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name' (i.e., the name of a securities broker or dealer), and will be the responsibility of those participants.

     ISSUANCE OF NOTES IN DEFINITIVE FORM. If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Exchange Notes in definitive form in exchange for the entire global security representing the Exchange Notes. In addition, we may at any time determine not to have the Exchange Notes represented by the global security. In such event, we will issue Exchange Notes in definitive form in exchange for the global security representing the Exchange Notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Exchange Notes represented by the global security equal in principal amount to its beneficial interest and to have its Exchange Notes registered in its name. Exchange Notes so issued in definitive form will be issued as registered Exchange Notes in denominations of U.S. $1,000 and any integral multiple of $1,000 in excess thereof.

CERTAIN COVENANTS

     Set forth below is a description of Newcourt's and AT&T Capital's principal covenants contained in the Indenture. The Indenture does not restrict us, other than as set forth below, from engaging in any highly leveraged transaction, reorganization, restructuring, merger or similar transaction, or from incurring additional indebtedness or causing our subsidiaries to incur additional indebtedness, any of which transactions could have an adverse effect on you, as a holder of the Exchange Notes.

     Consolidation, Merger, Sale or Conveyance of Assets of the Company. Under the Indenture, each of Newcourt and AT&T Capital covenants that it will not:

           merge or consolidate with any other corporation, or

           sell or convey all or substantially all its assets to any person, other than a sale or conveyance to one of our subsidiaries, unless:

             (1) either (a) Newcourt or AT&T Capital is the continuing
                 corporation or (b) if Newcourt or AT&T Capital is not the continuing corporation, the continuing corporation expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities and the due and punctual performance and observance of all the covenants and conditions of the Indenture in a manner acceptable to the trustee, and

             (2) the continuing corporation is not, immediately after the transaction in default in the performance of any covenant or condition.

     In the case of any such consolidation, merger, sale or conveyance, and following an assumption by the successor corporation, the successor corporation will succeed to and be substituted for Newcourt or AT&T Capital, with the same effect as if it had been named in the Indenture or the Guarantee, as applicable, and, in the case of any sale or conveyance (other than a conveyance by way of lease), Newcourt or AT&T Capital will be released and discharged from all obligations and covenants under the Indenture and the Exchange Notes or the Guarantee, as applicable. In the event Newcourt or AT&T Capital sells or conveys assets to a subsidiary, as permitted, an asset drop-down occurs after the date of the Indenture, any subsequent sale or conveyance of assets by such subsidiary will be deemed to be a sale or conveyance of assets by Newcourt or AT&T Capital for purposes of the covenant described in this paragraph. (Sections 5.01 and 5.02)

     The term 'all or substantially all,' which appears in the foregoing covenant, is not defined in the Indenture, and it does not have a precise established definition under applicable law. The application of the covenant may depend on the facts and circumstances of a particular transaction. Accordingly, there may be uncertainty in connection with any particular transaction as to whether a sale or conveyance of all or substantially all of Newcourt's or AT&T Capital's assets has occurred and thus as to whether Newcourt or AT&T Capital has complied with this covenant.

Because New York law governs the Indenture, New York law will govern the interpretation of the term 'all or substantially all.'

     Limitations on Incurrence of Secured Debt. We will not, nor will we permit any Restricted Subsidiary (as defined below) to:

           create or incur, or suffer to be incurred or to exist, any Lien on our property or assets, whether now owned or acquired later, or upon any income or profits from those properties or assets,

           transfer any property for the purpose of subjecting that property to the payment of obligations in priority to the payment of our general creditors,

           acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, without thereupon expressly securing the due and punctual payment of the principal of, premium, if any, and the interest on the debt securities of each Series equally and ratably with any and all other obligations and indebtedness secured by such Lien, so long as any such other obligations and indebtedness shall be so secured, and if and when any of these Liens is created, the debt securities of each Series will be so secured thereby.

     However, this Section shall neither limit nor be deemed or construed as limiting our right or any Restricted Subsidiary's right to create or incur, or suffer to be incurred or to exist, any one or more of the following Liens:


          (i) Subject to certain restrictions, Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen;


          (ii) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Newcourt or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (iii) Liens incidental to the conduct of business or the ownership or properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and solicitors' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (iv) Minor survey exceptions, or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and the Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Newcourt and the Restricted Subsidiaries;

          (v) Liens securing Debt of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (vi) Any other Liens (other than the Liens described in clauses (i)-(xvi)) which in the aggregate relate to Debt the aggregate amount of which does not exceed 10% of Consolidated Net Tangible Assets;

          (vii) Purchase Money Obligations;

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
          (viii) Liens on Acquired Financing Assets to secure Secured Subordinated Debt of Newcourt or the Restricted Subsidiaries arising in connection with the acquisition of such Acquired Financing Assets;

          (ix) Liens securing Non-Recourse Debt of Newcourt or the Restricted Subsidiaries;

          (x) Liens created or incurred after December 15, 1998 upon any property (the 'Substitute Property') concurrently with the release of a comparable Lien on other property (the 'Released Property'), provided that
     (A) the fair market value of the Substitute Property shall not exceed the fair market value of the Released Property by more than 110%, (B) the character and use of the Substitute Property shall be substantially equivalent to the character and use of the Released Property, and (C) such substitution shall be without increase in the principal amount of the Debt remaining unpaid as of the date of such substitution which is to be secured by the Lien on such Substitute Property and such remaining unpaid principal amount of such Debt shall not exceed the aggregate fair market value of such Substitute Property and any other property securing such Debt;

          (xi) Liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (xii) Liens on property, shares of stock, other equity interests, or debt existing at the time of acquisition or repossession thereof by Newcourt or any Restricted Subsidiary;

          (xiii) Liens on physical property (or any Accounts Receivable arising in connection with the lease thereof), shares of stock, other equity interests, or debt acquired (or, in the case of physical property, constructed) after December 15, 1998 by Newcourt or any Restricted Subsidiary, which liens are created prior to, at the time of, or within one year after such acquisition (or, in the case of physical property, the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure any debt issued, incurred, assumed or guaranteed prior to, at the time of, or within one year after such acquisition (or such completion or commencement, whichever is later) or to secure any other debt issued, incurred, assumed or guaranteed at any time thereafter for the purpose of refinancing all or any part of such debt;

          (xiv) Liens on Accounts Receivable of Newcourt or any Restricted Subsidiary arising from or in connection with transactions entered into by Newcourt or such Restricted Subsidiary after December 15, 1998 or on Accounts Receivable acquired by Newcourt or such Restricted Subsidiary after such date from others which liens are created prior to, at the time of, or after such Accounts Receivable arise or are acquired:

             (a) as a result of any guarantee, repurchase or other contingent (direct or indirect) or recourse obligation of the Company or such Restricted Subsidiary in connection with the discounting, sale, assignment, transfer or other disposition of such Accounts Receivable or any interest therein, or

             (b) to secure or provide for the payment of all or any part of the investment of Newcourt or such Restricted Subsidiary in any such Accounts Receivable (whether or not such Accounts Receivable are the Accounts Receivable on which such liens are created) or the purchase price thereof or to secure any debt (including, without limitation, Non-Recourse Debt) issued, incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of such investment or purchase price;


          (xv) any extension, renewal, or replacement of any Lien permitted by the preceding subsections (vi), (vii), (viii), (x), (xi), (xii), (xiii) and
     (xiv) hereof in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refinancing of the Debt secured thereby; provided that (A) such Lien shall attached solely to the same such property or Substitute Property, (B) such extension, renewal or refinancing of such Debt shall be without increase in the principal remaining unpaid as of the date of such extension, renewal or refinancing; and

          (xvi) any Lien approved by the Holders holding a majority in principal amount of the outstanding debt securities of each Series. (Section 4.03)


     'Accounts Receivable' means (i) any accounts receivable (whether or not earned by performance), chattel paper, instruments, documents, general intangibles, trade acceptances, any other rights to receive installment, rental or other payments for, or relating to amounts due or to become due on account of equipment or goods sold or leased or to be sold or leased or services rendered or to be rendered or funds advanced or loaned or to be advanced or loaned and other rights to payment of any kind, (ii) any proceeds of any of the foregoing and (iii) any interest in any property or asset of any kind (whether of the obligor under such Accounts Receivable or any other person) securing the payment of any item listed in clause (i) hereof. (Section 1.01)

     'Acquired Financing Assets' means assets (including, but not limited to, securities and receivables) of any Person the acquisition of which was financed in accordance with our credit policies and procedures manual approved from time to time by the Board of Directors. (Section 1.01)

     'Capitalized Lease' means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP. (Section 1.01)

     'Capitalized Rentals' of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person. (Section 1.01)

     'Consolidated Net Tangible Assets' means, at the date of any determination, the total assets appearing on our consolidated balance sheet and its Restricted Subsidiaries as at the end of our most recent fiscal quarter for which such balance sheet is available, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities (obligations whose liquidation is reasonably expected to occur within twelve months), (b) investments in and advances to Subsidiaries other than Restricted Subsidiaries or other entities accounted for on the equity method of accounting and (c) Intangible Assets. (Section 1.01)

     'Debt' of any Person shall mean and include all obligations of such Person for money borrowed or which have been incurred in connection with the acquisition of assets which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (i) Capitalized Rentals and (ii) Guaranties of obligations of others of the character referred to in this definition. (Section 1.01)


     'Guaranties' by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the 'primary obligor') in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase capital stock or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Indenture, a Guaranty in respect of any Debt shall be deemed, without duplication, to be Indebtedness equal to the principal amount of such Debt which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend. (Section 1.01)

     'Intangible Assets' means the value (net of any applicable reserves), as shown on or reflected in our balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organization and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium. (Section 1.01)

     'Lien' means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest line arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term 'Lien' shall include reservations, exception, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to shares, shareholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For purposes of the Indenture, Newcourt or any Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien. (Section 1.01)

     'Non-Recourse Debt' of Newcourt or any Restricted Subsidiary means any indebtedness for borrowed money of Newcourt or such Restricted Subsidiary, as the case may be, which is secured by any Lien on, or payable solely from the income and proceeds of, any property (including, without limiting the generality of such term, any intangible assets), shares of stock, other equity interests or debt of Newcourt or such Restricted Subsidiary, as the case may be, and which is not a general obligation of Newcourt or Restricted Subsidiary, as the case may be. (Section 1.01)


     'Purchase Money Obligations' means Liens created to secure the payment of the purchase price incurred in connection with the acquisition of real or personal assets (other than Acquired Financing Assets) useful and intended to be used in carrying on the business of Newcourt or a Restricted Subsidiary, including Liens existing on such assets at the time of acquisition by Newcourt or a Restricted Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of such assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that:



          (A) the Lien attaches solely to such assets acquired or purchased,


          (B) at the time of acquisition of such assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such assets whether or not assumed by Newcourt or a Restricted Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such assets, and


          (C) any such Lien shall be created contemporaneously with, or within 120 days after, the acquisition of such property.


     'Rentals' shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by Newcourt or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by Newcourt or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called 'percentage leases' shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     'Restricted Subsidiary' means each Subsidiary of Newcourt organized under the laws of any State of the United States or the District of Columbia or Canada, no substantial portion of the business of which is carried on outside the United States; provided that each Drop-Down Subsidiary will be a Restricted Subsidiary. (Section 1.01)

     'Subsidiary' means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Newcourt and/or by one or more other Subsidiaries (including AT&T Capital). For purposes of such definition, 'voting stock' means stock ordinarily having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Section 1.01)



     Payment of Additional Amounts. All payments made by us with respect to the notes and the Exchange Notes will be made free and clear of and without withholding or deduction on account of any present or future tax, or other governmental charge imposed by the Government of Canada or of any Canadian province or territory or by any Canadian authority or agency having power to tax (hereinafter 'Taxes'). However, if we are required to withhold or deduct Taxes from any payment made with respect to the notes or the Exchange Notes, we will pay such additional amounts ('Additional Amounts') so that you receive the same net amount as you would have received if the Taxes had not been withheld or deducted; provided that we will not pay any Additional Amounts with respect to a payment made to a holder of Exchange Notes (an 'Excluded Holder'):


          (a) with which Newcourt does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment,


          (b) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of notes or Exchange Notes or the receipt of payments thereunder, or


          (c) who could lawfully avoid (but has not so avoided) such deduction or withholding by complying, or procuring that any third party complies with, any statutory requirements or by making or procuring that any third party makes a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

     We will also (1) make the withholding or deduction and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee within 30 days of when the Taxes are due, certified copies of tax receipts evidencing our payment.

EVENTS OF DEFAULT

     If an event of default in respect of any series of debt securities shall have occurred and be continuing under the Indenture, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the securities of that series to be due and payable. (Section 6.01)

     Events of default in respect of the debt securities of any series are defined in the Indenture as being:

           default for 90 days in payment of any interest installment when due;

           unless otherwise specified with respect to the debt securities of any series, default in payment of principal of the debt securities of such series when due;


           default for 90 days after written notice to Newcourt or AT&T Capital, as applicable, by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series in the performance of any other agreement by Newcourt or AT&T Capital, as applicable, in the debt securities or Indenture in respect of that series; and



           events of bankruptcy, insolvency and reorganization with respect to Newcourt or AT&T Capital, as applicable. (Section 6.01)


          The Indenture provides that we will, within 120 days after the close of each fiscal year, beginning with the first fiscal year following the issuance of any series of debt securities, file with the trustee a certificate stating whether or not we have complied with all conditions and covenants contained in the Indenture and, if not, specifying each default and the nature of that default. (Section 4.04)

          The Indenture allows the trustee, subject to the trustee's duty during an event of default to act with the required standard of care, to refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it. (Section 7.01)

          The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected (with each series voting as a separate class) may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of that series. (Section 6.06)

          Notice. The Indenture requires the trustee to give to the holders of a series notice of all defaults known to it relating to that series of debt securities within 90 days of any default; provided that, except in the case of default in payment on any of the debt securities of that series, the trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders of that series. The term 'default' for the purpose of this provision means any event which is, or after notice or passage of time or both would be, an event of default as defined in the Indenture. (Section 7.05)

          Waiver. The holders of a majority in principal amount of the outstanding debt securities of a series may on behalf of the holders of all debt securities of that series waive any past default or event of default, or compliance with certain provisions of the Indenture, except, among other things, a default in payment of the principal of, or interest on, any of the debt securities of that series. (Sections 6.01 and 6.06)

DISCHARGE AND DEFEASANCE


     Under terms satisfactory to the trustee, Newcourt or AT&T Capital may discharge certain obligations to holders of any series of debt securities issued under the Indenture so long as those securities (1) have not already been delivered to the trustee for cancellation and (2) have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year). Newcourt or AT&T Capital may do so by irrevocably depositing with the trustee as trust funds an amount in cash sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on those debt securities. (Section 8.01)



     In the case of any series of debt securities with respect to which the exact amounts (including the currency of payment) of principal of and interest due on that series can be determined at the time of making the deposit referred to below (which include debt securities with a floating or variable rate of interest that cannot exceed a specified or determinable maximum rate), Newcourt or AT&T Capital may at its option also



          (1) discharge any and all of the obligations to holders of that series of debt securities ('defeasance') on the 91st day after the conditions set forth below have been satisfied, but may not avoid the duty to register the transfer or exchange of that series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen debt securities of that series or to maintain an office or agency in respect of the series, or


          (2) be released with respect to that series of debt securities from the obligations imposed by the covenants described under 'Covenants' above ('covenant defeasance').

     Defeasance and covenant defeasance may be effected only if, among other things,


          (1) Newcourt or AT&T Capital irrevocably deposit with the trustee as trust funds (a) money in an amount, (b) in the case of debt securities payable only in U.S. Dollars, U.S. Governmental Obligations (as defined in the Indenture) which through the payment of interest and principal in respect thereof will provide money in an amount, or (c) a combination of
     (a) and (b), certified by a nationally recognized firm of independent public accountants to be sufficient to pay each installment of principal of and interest on all outstanding debt securities of that series on the dates installments of principal and interest are due; and


          (2) we deliver to the trustee an opinion of independent counsel to the effect that the holders of the series of debt securities will not recognize income, gain or loss for United

     States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if the defeasance or covenant defeasance had not occurred (which opinion may include or be based on a ruling to that effect received from or published by the Internal Revenue Service). (Section 8.02)

MODIFICATION OF THE INDENTURE


     The Indenture allows Newcourt, AT&T Capital and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected (with such series voting as a separate class), to change the Indenture. In order to change the Indenture after receiving the required consent of holders of any series, Newcourt, AT&T Capital and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of debt securities of each such series. However, we cannot change, without the consent of all holders affected, among other things, the maturity of any debt securities,

           the principal amount of those securities,

           any premium on those securities,

           the rate or the time of payment of interest thereon, the type of currency in which any debt security is payable, or reduce the aforesaid percentage of outstanding debt securities required to approve any such change. (Sections 9.01 and 9.02)

CONCERNING THE TRUSTEE


     We may from time to time maintain lines of credit, and have other customary banking relationships, with The Chase Manhattan Bank. In addition, The Chase Manhattan Bank is the trustee under the Indentures dated as of April 9, 1990, as of June 1, 1992 each as amended, among AT&T Capital, AT&T Corp., AT&T Capital Holdings, Inc., a wholly-owned subsidiary of AT&T Corp., and The Chase Manhattan Bank, pursuant to which AT&T Capital assumed and AT&T Corp. guaranteed certain medium and long-term debt issued by AT&T Capital Holdings, Inc. As of June 30, 1999, the aggregate outstanding principal amount of such medium and long-term debt was approximately U.S. $41.6 million. Furthermore, The Chase Manhattan Bank is the trustee under the indenture dated as of July 1, 1993, between AT&T Capital and The Chase Manhattan Bank pursuant to which AT&T Capital has issued U.S. $11.4 billion aggregate principal amount of medium-term notes, the trustee under the indenture dated as of April 1, 1998, among AT&T Capital, Newcourt and The Chase Manhattan Bank pursuant to which AT&T Capital has issued U.S. $5.0 billion aggregate principal amount of medium-term notes, the trustee under the indenture dated as of December 15, 1998, between Newcourt and The Chase Manhattan Bank pursuant to which Newcourt has issued U.S. $0.3 billion aggregate principal amount of notes, the trustee under the indenture dated as of February 15, 1999, among AT&T Capital, Newcourt and The Chase Manhattan Bank pursuant to which Newcourt has issued U.S. $1.0 billion aggregate principal amount of notes, and the trustee under the Indenture dated as of March 1, 1999 among AT&T Capital, Newcourt and the Chase Manhattan Bank pursuant to which AT&T Capital has issued U.S. $771 million aggregate principal amount of notes.


DESCRIPTION OF THE GUARANTEE

     AT&T Capital will unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest on the Exchange Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. The Guarantee will rank equally with all other unsecured and unsubordinated obligations of AT&T Capital. The right of AT&T Capital and, hence, the right of creditors of AT&T Capital, including holders of the Exchange Notes as beneficiaries of Guarantee, to participate in any distribution of the assets of any subsidiary of

AT&T Capital, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of each such subsidiary, except to the extent that claims of AT&T Capital itself as a creditor of a subsidiary may be allowed.

NO ESTABLISHED TRADING MARKET FOR THE NOTES

     The Exchange Notes are a new issue of securities with no established trading market. Newcourt does not intend to list the Exchange Notes on any national securities exchange or to seek admission thereof to trading in the Nasdaq National Market System.

     Newcourt has been advised by the initial purchasers that they intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, such market making activity in the notes may be limited during the pendency of the exchange offer. Accordingly, no assurance can be given as to the liquidity of or the trading market for the notes.

     Certain of the initial purchasers of the notes or their affiliates engage from time to time in various general financing and banking transactions with Newcourt and AT&T Capital. The Chase Manhattan Bank, the trustee, is an affiliate of Chase Securities Inc., one of the initial purchasers of the notes.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS


     Prior to the exchange offer, Blake, Cassels & Graydon, special Canadian tax counsel to Newcourt, will issue an opinion to the effect that the following is a summary of principal Canadian federal income tax considerations generally applicable to a person (a 'United States holder') who acquires Exchange Notes pursuant to the exchange offer in replacement of notes which were acquired by the United States holders pursuant to the initial offering of the notes on February 16, 1999 and who, for purposes of the Income Tax Act (Canada) (the 'Canadian Tax Act') and the Canada-United States Income Tax Convention (the 'Convention') and at all relevant times, is resident in the United States and not resident or deemed to be resident in Canada, deals at arm's length with Newcourt, holds Exchange Notes as capital property, does not use or hold and is not deemed to use or hold Exchange Notes in or in the course of carrying on a business in Canada and, in the case of a United States holder who carries on an insurance business in Canada and elsewhere, establishes that the Exchange Notes are not effectively connected with its Canadian insurance business.



     This summary is based on the current provisions of the Convention and of the Canadian Tax Act and the regulations thereunder in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the regulations publicly announced by the Ministry of Finance prior to the date hereof and counsel's understanding as to certain changes to such proposals which will be recommended by the Department of Finance (Canada) (the 'Proposed Amendments') and counsels' understanding of the published administrative and assessing practices of Revenue Canada, Customs, Excise & Taxation. The Proposed Amendments may not be enacted and, if enacted, may not be enacted in the form proposed. This description is not exhaustive of all possible Canadian federal income tax consequences, and except for the Proposed Amendments, does not anticipate any changes in law or administrative practice, whether by legislative, governmental or judicial action, nor does it take into account Canadian provincial or territorial or any non-Canadian tax considerations, which may differ significantly from those discussed herein.


     This summary is of a general nature only and is not, and should not be interpreted as, legal or tax advice to any particular person, and no representation is made with respect to the Canadian income tax consequences to any person acquiring Exchange Notes. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

     Payment of Interest, Principal or Premium. Under the Canadian Tax Act, the payment by Newcourt of interest, principal or premium on the Exchange Notes to a United States holder will be exempt from Canadian withholding tax.

     Other Taxes. No other tax on income (including taxable capital gains) will be payable under the Canadian Tax Act by a United States holder solely as a consequence of the holding, redemption or disposition of Exchange Notes or the receipt of interest, principal or premium thereon.


                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



     Prior to the Exchange Offer, Sidley & Austin, special United States tax counsel to Newcourt, will issue an opinion to the effect that the following information contained under this heading 'United States Federal Income Tax Considerations' is a general discussion of the material United States federal income tax considerations relevant to the exchange of your original notes for Exchange Notes. This discussion is a summary for general information purposes only, and does not consider all aspects of federal income taxation that may be relevant to a particular investor in light of his, her or its personal circumstances.



     This discussion is based upon the United States federal income tax law now in effect, which is subject to change, possibly retroactively. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.



     You should consult your own tax advisors regarding the particular United States federal tax consequences to you of exchanging your original notes for Exchange Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.



EXCHANGE OF NOTES FOR EXCHANGE NOTES



     The exchange of your notes for Exchange Notes pursuant to the exchange offer should not constitute a sale or exchange for federal income tax purposes. Accordingly, not only should the exchange offer have no federal income tax consequences to you if you exchange the notes you currently own for Exchange Notes (i.e., there should be no change in your tax basis, and your holding period should carry over to the Exchange Notes), but the federal income tax consequences of holding and disposing of the Exchange Notes should also be the same as those that would apply to the notes you currently own.


                              ERISA CONSIDERATIONS

OVERVIEW

     The Employee Retirement Income Security Act of 1974, as amended ('ERISA'), imposes certain requirements on employee benefit plans subject to ERISA ('ERISA Plans') and prohibits certain transactions between ERISA Plans and persons who are 'parties in interest' (as defined under ERISA) with respect to assets of such ERISA Plans. Section 4975 of the Code prohibits a similar set of transactions between certain plans or individual retirement accounts ('Code Plans' and together with ERISA Plans, the 'Plans') and persons who are 'disqualified persons' (as defined in the Code) with respect to Code Plans. Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the requirements of ERISA or Section 4975 of the Code, and assets of such plans may be invested in the Exchange Notes, subject to the provisions of other applicable federal and state law. Any such plan which is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code is, however, subject to the prohibited transaction rules set forth in Section 503 of the Code.

     Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that investments be made in accordance with the documents governing the ERISA Plan. An ERISA Plan fiduciary should consider, among other factors, whether investing in the Exchange Notes is appropriate in view of the overall investment policy and liquidity needs of the ERISA Plan.

PROHIBITED TRANSACTIONS

     Section 406 of ERISA and Section 4975 of the Code prohibit parties in interest and disqualified persons with respect to a ERISA Plans and Code Plans from engaging in certain transactions involving such Plans or 'plan assets' of such Plans, unless a statutory or administrative exemption applies to the transaction. Section 4975 of the Code and Sections 502(i) and 502(l) of ERISA provide for the imposition of certain excise taxes and civil penalties on certain persons that engage or participate in such prohibited transactions. Newcourt, AT&T Capital or the investment banks who were the initial purchasers of the notes in December 1998 or certain affiliates thereof may be considered or may become parties in interest or disqualified persons with respect to a Plan. If this were so, the acquisition of holding of the notes by, on behalf of or with 'plan assets' of such Plan may be considered to give rise to a 'prohibited transaction' within the meaning of ERISA and/or Section 4975 of the Code, unless an administrative exemption described below or some other exemption is available.

     Depending on the relevant facts and circumstances, certain prohibited transaction exemptions may apply to the purchase or holding of the Exchange Notes -- for example, Prohibited Transaction Class Exemption ('PTCE') 96-23, which exempts certain transactions effected on behalf of a Plan by an 'in-house asset manager'; PTCE 95-60, which exempts certain transactions between insurance company general accounts and parties in interest; PTCE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and parties in interest; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a 'qualified professional asset manager'; or PTCE 75-1, which exempts certain transactions between a Plan and certain broker-dealers. There can be no assurance that any of these exemptions will apply with respect to any Plan's investment in the Exchange Notes or, even if an exemption were deemed to apply, that any exemption would apply to all prohibited transactions that may occur in connection with such investment.

     Due to the complexity of these rules and the penalties imposed, any fiduciary or other Plan investor who proposes to invest assets of a Plan in the Exchange Notes should consult with its counsel with respect to potential consequences under ERISA and Section 4975 of the Code before doing so.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that Exchange Notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (1) an affiliate of Newcourt or AT&T Capital, (2) a broker-dealer who acquired old notes directly from us, or (3) a broker dealer who acquired old notes as a result of market-mailing or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided, that broker-dealers ('participating broker-dealers') receiving Exchange Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of old notes to the initial purchasers of the old notes) with the prospectus contained in the registration statement. Pursuant to the registration rights agreement, Newcourt and AT&T Capital have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Notes. Newcourt and AT&T Capital have agreed that, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective by the SEC, it will make this prospectus, and any amendment or supplement of this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

     Each holder of old notes who wishes to exchange its old notes for Exchange Notes in the exchange offer will be required to make certain representations to Newcourt and AT&T Capital as set forth in 'The Exchange Offer -- Terms and Conditions of the Letter of Transmittal.' In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealer who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such distribution of such Exchange Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     Newcourt has agreed to pay all expenses incidental to the exchange offer other than commissions and concession of any brokers or dealers and Newcourt and AT&T Capital will indemnify holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                 LEGAL MATTERS


     The validity of the Exchange Notes and Guarantee will be passed upon for Newcourt by Wilentz, Goldman & Spitzer and Blake, Cassels & Graydon, Special Counsels to Newcourt, and for AT&T Capital by Wilentz, Goldman & Spitzer, Special Counsel to AT&T Capital and one or more of its Assistant General Counsels.


                                    EXPERTS


     The consolidated financial statements for Newcourt incorporated by reference in this prospectus, to the extent and for the periods indicated in their report, have been audited by Ernst & Young LLP, Chartered Accountants and are incorporated by reference herein in reliance on their report given on the authority of that firm as experts in accounting and auditing.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                     [Logo]

                             Offer To Exchange All
          $1,000,000,000 6.875% Notes, Series B due February 16, 2005

                                      For

      $1,000,000,000 6.875% Exchange Notes, Series B due February 16, 2005 Guaranteed as to Payment of Principal, Premium, if any, and Interest by

                                     [Logo]


                                   PROSPECTUS
                                October 15, 1999


                   The Chase Manhattan Bank as Exchange Agent

                              PART II TO FORM F-4
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission Filing fee.                 278,000
Rating Agency Fees..........................................    10,000
Fees and Expenses of Trustee................................     5,000
Printing and Distributing Registration Statement,
  Prospectus, Indenture and Miscellaneous Material..........   130,000
Accountants' Fees...........................................    20,000
Legal Fees and Expenses.....................................   100,000
Blue Sky Fees and Expenses..................................    40,000
Exchange Agent Fees and Expenses............................    10,000
Miscellaneous Expenses......................................    27,000
                                                              --------
     Total..................................................  $620,000
                                                              --------
                                                              --------

------------
* Estimated, except for filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

NEWCOURT CREDIT GROUP INC. ('NEWCOURT')

     Under the Business Corporations Act (Ontario) (the 'OBCA'), Newcourt may indemnify a present or former director or officer of Newcourt or person who acts or acted at Newcourt's request as a director or officer of another body corporated of which Newcourt is or was a shareholder or creditor, and his or her heirs and legal representatives:

          (a) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Newcourt;

          (b) with court approval, against all costs, charges and expenses reasonably incurred by him or her in connection with an action brought by or on behalf of Newcourt or body corporate to procure a judgment in its favour, to which he or she is made a party by reason of being or having been a director or officer of Newcourt or body corporate; and

          (c) in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of having been a director or officer of Newcourt or body corporate, if her or she was substantially successful on the merits or his or her defense of the action or proceeding.

provided, in all cases, such director or officer (i) acted honestly and in good faith with a view to the best interests of Newcourt, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

     Subject to the limitations contained in the OBCA, the By-laws of Newcourt provide that every director or officer of Newcourt, every former director or officer of Newcourt or a person who acts or acted at Newcourt's request as a director or officer of a body corporate of which Newcourt is or was a shareholder or creditor, and his heirs and legal representatives shall, from time to time, be indemnified and saved harmless by Newcourt from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Newcourt or body corporate if:

          (1) he acted honestly and in good faith with a view to the best interests of Newcourt; and

          (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     Newcourt maintains directors' and officers' liability insurance with an aggregate annual limit of liability of $40,000,000. Under this insurance coverage, Newcourt is reimbursed for payments made to directors or officers of Newcourt, as required or permitted by law or under provisions of the By-laws of Newcourt, as indemnity for loss, including legal costs, arising from acts, errors or omissions done or committed by officers or directors of Newcourt in the course of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling AT&T Capital or Newcourt pursuant to the foregoing provisions. AT&T Capital and Newcourt have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

AT&T CAPITAL CORPORATION ('AT&T CAPITAL')

     Section 145 of the General Corporation Law of Delaware and AT&T Capital's Restated Certificate of Incorporation and By-Laws provide for the indemnification of directors and officers under certain circumstances, and on a case by case basis, against expenses reasonably incurred in connection with a civil or criminal action to which he or she was a party, or threatened to be made a party, by reason of being a director or officer. AT&T Capital's Resated Certificate of Incorporation and By-Laws provide for indemnity of directors and officers to the fullest extent permitted by law.

     The directors and officers of AT&T Capital are covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by AT&T Capital.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER
------
  4A      -- Form of Indenture dated as of February 15, 1999 (the
             'Indenture'), among AT&T Capital, Newcourt and The Chase
             Manhattan Bank, as trustee
  4B      -- Form of Series B Global Fixed Rate Note
  4C      -- Form of Guarantee dated as of February 15, 1999 by AT&T
             Capital relating to the notes
  4D      -- Form of Registration Rights Agreement dated February 10,
             1999 among Newcourt, AT&T Capital and Lehman Brothers Inc.
             as Representative of the initial purchasers
  4E      -- Form of Exchange Note
  5A      -- Opinion of Blake, Cassels & Graydon, as to the legality under Canadian and Ontario law of the securities being
             registered
  5B      -- Opinion of Wilentz, Goldman & Spitzer, as to the legality under New York law of the Securities and the Guarantees
             being registered
  5C      -- Opinion of Eric S. Mandelbaum, assistant general counsel to AT&T Capital, as to the legality under Federal and
             Delaware corporate law of the Guarantees being registered
  8A      -- Opinion of Sidley and Austin as to certain tax matters
  8B      -- Opinion of Blake, Cassels & Graydon as to certain
             Canadian tax matters
 10       -- Form of Purchase Agreement dated February 10, 1999 among
             Lehman Brothers Inc. as Representative of the initial
             purchasers, Newcourt and AT&T Capital
 12A      -- Computation of Ratios of Earnings to Fixed Charges for
             Newcourt
 12B      -- Computation of Ratios of Earnings to Fixed Charges for
             AT&T Capital
 23A      -- Consent of Ernst & Young LLP
 23B      -- Consent of Blake, Cassels & Graydon (included in
             Exhibit 5A)
 23C      -- Consent of Wilentz, Goldman & Spitzer (included in
             Exhibit 5B)
 23D      -- Consent of Eric S. Mandelbaum, assistant general counsel to AT&T Capital (included in Exhibit 5C)
 23E      -- Consent of Sidley and Austin (included in Exhibit 8A)

 23F      -- Consent of Blake, Cassels & Graydon (included in Exhibit
             8B)
*24       -- Powers of Attorney executed by the directors and officers who signed the registration statement (incorporated into
             the signature pages on pages II-5, II-6 and II-7 of the
             initial filing of this registration statement)
 25       -- Statement of Eligibility of the trustee on Form T-1
 99A      -- Letter of Transmittal
 99B      -- Notice of Guaranteed Delivery
 99C      -- Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees
 99D      -- Letter from Registered Holders to Clients



------------
* Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned Registrants hereby undertake:

          (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

             Provided, however, that the undertakings set forth in paragraphs
        (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Newcourt pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing or Newcourt's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) (a) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, including information contained in documents filed subsequent to the effective date through the date of responding to the request, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means; and (6) to arrange or provide for a facility in the United States for the purpose of responding to such requests.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrants pursuant to the applicable provisions referred to in Item 15 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification by them is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) of 497(b) under the Securities Act of 1933, as amended, shall be deemed to be part of the registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, AT&T Capital Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany, State of New Jersey, on the 15th day of October 1999.


                                            AT&T CAPITAL CORPORATION

                                            By /s/ SCOTT J. MOORE
                                               ................................
                                               SCOTT J. MOORE
                                               EXECUTIVE VICE PRESIDENT,
                                               GENERAL COUNSEL AND SECRETARY


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



               SIGNATURE                                TITLE                                  DATE
               ---------                                -----                                  ----
                   *                     Principal Executive Officer -- Chief
 ......................................    Executive Officer and Director
          (STEVEN K. HUDSON)

                   *                     Principal Financial Officer and
 ......................................    Acting Principal Accounting
          (BORDEN D. ROSIAK)               Officer -- Chief Financial Officer
                                           and Director

                   *                     Vice President and Controller                   By  /s/ SCOTT J. MOORE
 ......................................                                                     ....................
           (THOMAS G. ADAMS)                                                                   SCOTT J. MOORE
                                                                                              ATTORNEY-IN-FACT*

                   *                     Director
 ......................................
           (DAVID F. BANKS)                                                                  October 15, 1999

                   *                     Group President and Director
 ......................................
        (BRADLEY D. NULLMEYER)

        /s/ DANIEL A. JAUERNIG           Director                                            October 15, 1999
 ......................................
         (DANIEL A. JAUERNIG)


    ----------------

* Scott J. Moore was appointed attorney-in-fact with power and attorney to execute on behalf of such officers and directors pursuant to a power of attorney incorporated into the signature page on page II-5 of the initial filing of the Registration Statement.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Newcourt Credit Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on the 15th day of October 1999.


                                           NEWCOURT CREDIT GROUP INC.

                                            By /S/ BORDEN D. ROSIAK
                                               ................................
                                               NAME: BORDEN D. ROSIAK
                                               TITLE: CHIEF FINANCIAL OFFICER


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



               SIGNATURE                                TITLE                                  DATE
               ---------                                -----                                  ----
                   *                     Principal Executive Officer -- Chief
 ......................................    Executive Officer and Director
          (STEVEN K. HUDSON)

                   *                     Principal Financial Officer and
 ......................................    Principal Accounting
          (BORDEN D. ROSIAK)               Officer -- Chief Financial Officer

                   *                     Chairman of the Board and Director
 ......................................
           (DAVID F. BANKS)

                   *                     Director
 ......................................
         (THOMAS S. AXWORTHY)

                   *                     Director                                        By  /S/ SCOTT J. MOORE
 ......................................                                                      ...................
         (GERALD E. BEASLEY)                                                                    SCOTT J. MOORE
                                                                                               ATTORNEY-IN-FACT*

                   *                     Director
 ......................................
        (WILLIAM A. FARLINGER)                                                                 October 15, 1999

                   *                     Director
 ......................................
              (GUY HANDS)

                   *                     Director
 ......................................
         (ROBERT F. KILIMNIK)

               SIGNATURE                                TITLE                              DATE
               ---------                                -----                              ----
                   *                     Director
 ......................................
         (DAVID A. MACINTOSH)

                   *                     Director
 ......................................
         (DAVID D. MCKERROLL)

                   *                     Director
 ......................................
         (RONALD A. MCKINLAY)

                   *                     Director
 ......................................
           (PAUL G. MORTON)

                   *                     Director
 ......................................
        (BRADLEY S. NULLMEYER)

                   *                     Director                                     By  /S/ SCOTT J. MOORE
 ......................................                                                   ...................
         (BRUCE I. ROBERTSON)                                                                SCOTT J. MOORE
                                                                                            ATTORNEY-IN-FACT*

                   *                     Director
 ......................................
         (DAVID J. SHARPLESS)                                                                October 15, 1999

                   *                     Director
 ......................................
           (TAKUMI SHIBATA)

                   *                     Director
 ......................................
         (DR. STEVEN C. SMALL)

                   *                     Director
 ......................................
           (RICHARD E. VENN)

                   *                     Director
 ......................................
          (WILLIAM D. WALSH)

       AT&T CAPITAL CORPORATION          Authorized Representative in the            October 15, 1999
                                           United States

        By: /S/ SCOTT J. MOORE
 ......................................
           (SCOTT J. MOORE)

    ----------------


* Scott J. Moore was appointed attorney-in-fact with power and authority to execute on behalf of such officers and directors pursuant to a power of attorney incorporated into the signature pages on pages II-6 and II-7 of the initial filing of this Registration Statement.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
------
 4A     -- Form of Indenture dated as of February 15, 1999 (the
           'Indenture'), among AT&T Capital, Newcourt and The Chase
           Manhattan Bank, as trustee
 4B     -- Form of Series B Global Fixed Rate Note
 4C     -- Form of Guarantee dated as of February 15, 1999 relating to the notes
 4D     -- Form of Registration Rights Agreement dated February 10,
           1999 among Newcourt, AT&T Capital and Lehman Brothers Inc.
           as representative of the initial purchasers
 4E     -- Form of Exchange Note
 5A     -- Opinion of Blake, Cassels & Graydon, as to the legality under Canadian and Ontario law of the Securities being
           registered
 5B     -- Opinion of Wilentz, Goldman & Spitzer, as to the legality under New York law of the Guarantees being registered
 5C     -- Opinion of Eric S. Mandelbaum, assistant general counsel to AT&T Capital, as to the legality under Federal and
           Delaware corporate law of the Guarantees being registered.
 8A     -- Opinion of Sidley and Austin as to certain tax matters
 8B     -- Opinion of Blake, Cassels & Graydon as to certain
           Canadian tax matters
10      -- Form of Purchase Agreement dated February 10, 1999 among
           Lehman Brothers Inc. as representative of the initial
           purchasers, Newcourt and AT&T Capital
12A     -- Computation of Ratios of Earnings to Fixed Charges for
           Newcourt
12B     -- Computation of Ratios of Earnings to Fixed Charges for
           AT&T Capital
23A     -- Consent of Ernst & Young LLP
23B     -- Consent of Blake, Cassels & Graydon (included in Exhibit
           5A)
23C     -- Consent of Wilentz, Goldman & Spitzer (included in
           Exhibit 5B)
23D     -- Consent of Eric S. Mandelbaum, assistant general counsel to AT&T Capital (included in Exhibit 5C)
23E     -- Consent of Sidley and Austin (included in Exhibit 8A)
23F     -- Consent of Blake, Cassels & Graydon (included in
           Exhibit 8B)
*24     -- Powers of Attorney executed by the directors and officers who signed the registration statement (incorporated into
           the signature pages on pages II-5, II-6 and II-7 of the
           initial filing of this registration statement)
25      -- Statement of Eligibility of the Trustee on Form T-1
99A     -- Letter of Transmittal
99B     -- Notice of Guaranteed Delivery
99C     -- Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees
99D     -- Letter from Registered Holders to Clients

 ------------


*  Previously filed.



                          STATEMENT OF DIFFERENCES
                          ------------------------

 The section symbol shall be expressed as............................... 'SS'